UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

United Rentals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

March 27, 2018

Dear Fellow Stockholders:

You are cordially invited to attend this year’s annual meeting of stockholders, which will be held on Wednesday, May 9, 2018, at the Lotte New York Palace Hotel, 455 Madison Avenue, New York, New York. The meeting will start at 9:00 a.m., Eastern time.

Under U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On March 27, 2018, we mailed to our stockholders a Notice and Access to Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2018 proxy statement and annual report for the fiscal year ended December 31, 2017. The Notice also provides instructions on how to vote online or over the telephone and includes instructions on how to receive, free of charge, a paper copy of the proxy materials by mail.

Details of the business expected to come before the annual meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and proxy statement. Your vote is important. Whether or not you intend to be present at the meeting, it is important that your shares be represented. In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who received a paper copy of the proxy materials by mail may also vote by promptly completing, signing and mailing the enclosed proxy card in the return envelope provided.

Thank you for your continued support.

Sincerely,

JENNE K. BRITELL	MICHAEL J. KNEELAND
Chairman	Chief Executive Officer

UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

The annual meeting of stockholders of United Rentals, Inc. (the “Annual Meeting”) will be held at the Lotte New York Palace Hotel, 455 Madison Avenue, New York, New York, on Wednesday, May 9, 2018, at 9:00 a.m., Eastern time, for the following purposes:

1.	To elect the 11 directors nominated and recommended by the Board of Directors, as named in the accompanying proxy statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.	To approve our executive compensation on an advisory basis;

4.	To consider a stockholder proposal on shareholder right to act by written consent, if properly presented at the meeting; and

5.	To transact such other business, if any, properly brought before the meeting.

The meeting may be adjourned or postponed from time to time. At any reconvened or rescheduled meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, except as may be required by our By-Laws. Stockholders of record at the close of business on March 12, 2018, are entitled to notice of, and to vote on, all matters at the meeting and any reconvened or rescheduled meeting following any adjournment or postponement.

We are pleased to take advantage of U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivering proxy materials and reducing the environmental impact of the Annual Meeting.

March 27, 2018

By Order of the Board of Directors,

JOLI L. GROSS

Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 9, 2018. Prior to May 9, 2018, the Notice and Proxy Statement for the 2018 Annual Meeting of Stockholders and the Company’s 2017 Annual Report to Stockholders are available electronically at https://materials.proxyvote.com/911363. These materials are also available at https://www.unitedrentals.com/en/our-company/investor-relations/annual-reports-proxy-statements.

Proxy Statement Summary

This summary highlights information about United Rentals, Inc. (the “Company” or “United Rentals”) and certain information contained elsewhere in this proxy statement (“Proxy Statement”) for our 2018 annual meeting of stockholders. This summary does not contain all of the information that you should consider in voting your shares. You should read the entire Proxy Statement carefully before voting.

  Voting Matters and Board Recommendations

Proposal			Board Vote Recommendation	Page Reference

Proposal 1	–	Election of Directors	FOR each nominee	13

Proposal 2	–	Ratification of Appointment of Public Accounting Firm	FOR	76

Proposal 3	–	Advisory Approval of Executive Compensation	FOR	78

Proposal 4	–	Stockholder Proposal on Shareholder Right to Act by Written Consent	AGAINST	80

  Casting Your Vote

How to Vote	Stockholder of Record (Shares registered in your name with American Stock Transfer & Trust Company) and Employee Benefit Plan Participants	Street Name Holders (Shares held through a Broker, Bank or Other Nominee)

Visit the applicable voting website and follow the on-screen instructions:	www.voteproxy.com	Refer to voting instruction form.

In the United States call: In foreign countries call:	1-800-PROXIES (776-9437) 1-718-921-8500	Refer to voting instruction form.

To the extent you have requested paper copies of proxy materials, sign, date and return your completed proxy card by mail.

For instructions on attending the 2018 annual meeting in person, please see “Voting—Voting at the Annual Meeting” on page 10.

Board Nominees

You are being asked to vote on the following 11 nominees for director. All directors are elected annually by a majority of the votes cast. All nominees meet the New York Stock Exchange (“NYSE”) governance standards for director independence, except for Mr. Kneeland, who is not independent due to his position as an executive officer. Information about each director’s experiences, qualifications, attributes and skills can be found beginning on page 14.

Name	Age	Director Since	Principal Occupation	Independent	Board Committee Membership*

José B. Alvarez	55	2009	Faculty, Harvard Business School, Retired Executive Vice President-Global Business Development, Royal Ahold NV	Yes	NC, SC

Jenne K. Britell, Ph.D.	75	2006	Chairman, United Rentals, Inc., formerly Chairman and Chief Executive Officer, Structured Ventures, Inc.	Yes	N/A

Marc A. Bruno	46	N/A	Chief Operating Officer, Sports, Leisure, Corrections, Dining and K-12, Aramark Corporation	Yes	N/A

Bobby J. Griffin	69	2009	Retired President-International Operations, Ryder System, Inc.	Yes	AC, NC, SC

Terri L. Kelly	56	N/A	President and Chief Executive Officer, W. L. Gore & Associates	Yes	N/A

Michael J. Kneeland	64	2008	Chief Executive Officer, United Rentals, Inc.	No	SC

Gracia C. Martore	66	2017	Retired President and Chief Executive Officer, TEGNA Inc., formerly known as Gannett Co., Inc.	Yes	CC, NC

Jason D. Papastavrou, Ph.D.	55	2005	Chief Executive Officer and Chief Investment Officer, ARIS Capital Management	Yes	AC

Filippo Passerini	60	2009	Operating Executive-U.S. Buyouts, Carlyle Group and former President, Global Business Services and Chief Information Officer, Procter & Gamble	Yes	AC, CC

Donald C. Roof	66	2012	Retired Executive Vice President and Chief Financial Officer, Joy Global Inc. (n/k/a Komatsu Mining Corp.)	Yes	AC, CC, NC

Shiv Singh	40	2017	Senior Vice President, Innovation and Strategic Partnerships, Visa, Inc.	Yes	AC, SC

* AC – Audit Committee      CC – Compensation Committee        NC – Nominating and Corporate Governance Committee

SC – Strategy Committee

Corporate Governance Highlights

We are committed to the highest standards of ethics, business integrity and corporate governance. We are focused on increasing stockholder value and understand our ethical obligations to our stockholders, employees, customers, suppliers, and the communities in which we operate. Our governance practices are designed to establish and preserve management accountability, provide a structure that allows the Board to set objectives and monitor performance, ensure the efficient use and accountability of resources, and enhance stockholder value.

Corporate Governance Best Practices – What We Do

✓ Board proactively adopted proxy access By-Law provision in 2016

✓ No supermajority voting thresholds in charter

✓ Stockholders have the right to call special meetings

✓ 10 of our 11 director nominees are independent

✓ Annual election of directors

✓ Roles of Chairman and Chief Executive Officer are separated

✓ Stock ownership guidelines for directors and executive officers

✓ Board engaged independent consulting and search firm to assist with ongoing board refreshment plan

✓ All NYSE-required Board committees consist solely of independent directors

✓ Board and each committee have express authority to retain outside advisors

✓ Board is diverse in experience and perspective

✓ Annual Board and committee self-evaluation process managed by independent third party

✓ Director retirement age policy

✓ Directors elected by majority vote

✓ No directors serve on excessive number of boards

✓ No shareholder rights plan or poison pill

✓ Comprehensive Code of Ethical Conduct and Corporate Governance Guidelines

✓ Policies prohibiting hedging and pledging of our shares

✓ No directors or executives are involved in material related party transactions

✓ Three members of the Audit Committee are financial experts as defined by the SEC

✓ No recent amendment to governing documents that introduced a reduction in stockholder rights

Board Refreshment

Board composition and refreshment remain a priority for the Company. Our Board engaged an independent consulting and search firm beginning in 2016 to assist in developing a long-term succession plan to identify, recruit and appoint new directors whose qualifications bring further strength to our Board. As a result of these efforts, three of our long-serving directors did not stand for re-election in 2017 and one long-serving director will not stand for re-election this year. In addition, Mr. Singh and Ms. Martore joined the Board as new directors in 2017, and Mr. Bruno and Ms. Kelly are being nominated as new directors this year.

Stockholder Engagement

We value our stockholders’ perspective on our business and each year proactively interact with stockholders through numerous stockholder engagement activities. In 2017, these included our annual stockholder meeting, quarterly earnings calls, various investor conferences and several (non-deal) road shows. In addition, at the Board’s request, management conducted a robust stockholder outreach program in 2017, as detailed below.

2017 Stockholder Outreach Program

The purpose of our 2017 Stockholder Outreach Program was to engage with our top stockholders about key governance and compensation topics specific to the Company, and about other topics and trends our stockholders wished to discuss with us.

Who and When	What Was Discussed	Results

●  During 2017, we contacted our top 25 holders, by size, representing approximately 50.6% of total outstanding shares.

●  We reached out to each of our top 25 holders twice during 2017: once before the Company’s 2017 annual meeting and once after the Company’s 2017 annual meeting.

●  Of the 25 holders, we had at least one call with 13 holders, representing approximately 38.4% of total outstanding shares, and we received substantive email responses from five additional holders representing 5.8% of total outstanding shares.

During the calls, we spent a significant amount of time discussing:

●  stockholders’ right to call special meetings, especially our stockholders’ thoughts on the appropriate threshold for the Company;

●  Board composition and diversity, including the Board’s ongoing refreshment plan; and

●  Board oversight of environmental and social risks.

●  The results of our outreach program were reported to the Nominating and Corporate Governance Committee and elevated to the Board, as necessary.

●  As a result of the feedback we received, we have enhanced our disclosures to better communicate our best-in-class practices, including with respect to Board composition, Board evaluations and Board oversight of environmental and social risks.

●  In addition, we have included disclosure about the Board’s response to the stockholder proposal addressing stockholders’ right to call special meetings which received support from 50.5% of shares present (either in person or by proxy) at the Company’s 2017 annual meeting.

These engagement activities, and the feedback we receive, are informative and helpful to us in our ongoing effort to increase stockholder value. Our Investor Relations department is the contact point for stockholder interaction with United Rentals. Stockholders may also access investor information about the Company through our website. For questions concerning Investor Relations, please contact Ted Grace, Vice President–Investor Relations, at 203-618-7122.

Stockholders’ Right to Call Special Meetings

The Company’s 2017 proxy statement included two proposals which proposed giving stockholders the right to call a special meeting. The first (Proposal 6 in the 2017 proxy statement) was a stockholder proposal which proposed to give 10% of stockholders the right to call a special meeting (the “Stockholder Proposal”). The second (Proposal 7 in the 2017 proxy statement) was a competing Board proposal, which proposed to give 25% of URI stockholders the right to call a special meeting (the “Board Proposal”). At the Company’s 2017 annual meeting on May 4, both proposals passed. Below is a summary of the votes. For further information on the votes, please see the Company’s Current Report on Form 8-K filed on May 4, 2017.

Proposal	Votes For	Votes Against & Abstentions	Stockholder Support Based on Total Shares Outstanding as of Record Date for 2017 Annual Meeting	Stockholder Support Based on Shares Present at the 2017 Annual Meeting
Stockholder Proposal (10% threshold)	33,061,939	32,435,775	39.1%	50.5%
Board Proposal (25% threshold)	57,243,381	8,245,333	67.8%	87.4%

The Board Proposal was binding because it proposed actual amendments to the Company’s Certificate of Incorporation. Accordingly, once the Board Proposal passed, the related amendments to the Company’s Certificate of Incorporation and By-Laws were immediately put into effect meaning that stockholders had the right to call special meetings (using the 25% threshold) as of May 4, 2017.

Given that both the Stockholder Proposal and Board Proposal passed, the Board asked management to reach out to stockholders and discuss how they interpret our voting results, and which threshold they believe is most appropriate for the Company. Management reached out to the Company’s top 25 holders, by size, representing approximately 50.6% of total outstanding shares. Of these 25 holders, management had calls with 13 holders, representing approximately 38.4% of total outstanding shares and received responses from five additional holders representing 5.8% of total outstanding shares. We did not receive responses from seven holders, representing 6.4% of total outstanding shares.

During the engagement, stockholders generally expressed appreciation that the Board Proposal was binding; recognized that the results from the 2017 annual meeting were not clear; and were glad to see the Company reaching out to discuss the issue. Further, through the engagement, we learned that, of the owners representing 44.2% of total outstanding shares with which we connected, owners representing 31.8% of total outstanding shares preferred the Board proposed 25% threshold, and owners representing only 12.4% of total outstanding shares preferred the stockholder proposed 10% threshold. On a percentage basis, owners representing 71.9% of the shares with which we connected prefer the 25% threshold, and owners representing 28.1% of the shares with which we connected prefer the 10% threshold.

Given the results of the engagement; the fact that a 25% threshold is the most common threshold used among S&P 500 companies that give stockholders the right to call special meetings; and the voting results from the 2017 annual meeting — especially that the Board Proposal received 24.18 million more “for” votes than the Stockholder Proposal — the Board believes it is in the Company’s best interests not to lower the ownership threshold from 25% to 10%.

2017 Business Highlights

The Company delivered a record year in 2017. Total revenue was $6.641 billion and rental revenue was $5.715 billion, compared with $5.762 billion and $4.941 billion, respectively, for 2016. Adjusted EBITDA1 was $3.164 billion and adjusted EBITDA margin was 47.6% for 2017, compared with $2.759 billion and 47.9%, respectively, for 2016. Return on invested capital (“ROIC”)2 was 8.8% for 2017, compared to 8.3% for 2016. Free cash flow3 was $907 million for 2017, compared with $1.182 billion for 2016. Additionally, 2017 was the safest year on record for Company operations.

Notably, the Company completed the acquisitions of NES Rentals (“NES”) in April 2017 and Neff Corporation (“Neff”) in October 2017. These acquisitions contributed significantly to the 2017 year-over-year increases in total and rental revenue noted above. On a pro forma basis reflecting the impact of NES and Neff (i.e., including the standalone pre-acquisition results of NES and Neff), total revenue increased 7.7% and rental revenue increased 7.6% year-over-year. The pro forma increase in rental revenue was driven by improvement in all three underlying metrics (all on a pro forma basis): volume was up 7.1% year-over-year, rates were up 0.4% year-over-year, and time utilization increased 150 basis points year-over-year to 69.1%, which was a record for the Company.

Further, the Company’s specialty rental operations of Trench Safety, Power & HVAC, and Pump Solutions experienced solid growth in 2017. Rental revenue for the segment increased 27.5% year-over-year, and rental gross margin increased by 260 basis points year-over-year to 49.6%. The bulk of the revenue increase came from same-store performance. For more information regarding the Company’s 2017 performance, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “Form 10-K”).

[1]	Adjusted EBITDA is a non-GAAP financial measure, as defined on page 24 of the Company’s Form 10-K. Please refer to the Form 10-K for the adjusted EBITDA-to-GAAP reconciliations.
[2]	ROIC is a non-GAAP financial measure that is calculated by dividing after-tax operating income for the trailing 12 months by average stockholders’ equity (deficit), debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the federal statutory rate of 35% in effect through 2017 was used to calculate after-tax operating income.
[3]	Free cash flow is a non-GAAP financial measure, as defined on pages 37-38 of the Company’s Form 10-K. Please refer to the Form 10-K for a free cash flow-to-GAAP reconciliation. Free cash flow for 2017 and 2016 included aggregate merger and restructuring related payments of $76 million and $13 million, respectively.

Executive Compensation Overview

Our executive compensation program aims to attract and retain high-caliber management talent to lead our business and reward them for outstanding performance.

Principal Elements of Pay: Our program emphasizes variable pay that aligns compensation with performance and stockholder value and has three key elements: base salary, annual incentive compensation and long-term incentive compensation. Each of these elements serves a specific purpose in our compensation strategy.

Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain highly skilled executive talent.
Annual Incentive Compensation Plan (“AICP”)	Cash and Vested Shares of Company Stock (Variable)	Focus executives on achieving annual financial and strategic objectives that promote growth, profitability and returns.
Long-Term Incentive Plan (“LTIP”)	Equity (Variable)	Provide incentive for executives to reach financial goals and align their long-term economic interests with those of stockholders through meaningful use of equity compensation.

Pay Mix: The mix of pay elements is heavily leveraged toward variable, performance-based compensation. For 2017, the significant majority of named executive officer (“NEO”) pay was variable: 93% for the Chief Executive Officer (“CEO”) and an average of 83% for our other NEOs.

Stockholder Support: At the Company’s 2017 annual meeting, we received substantial support for our executive compensation program, with over 93% of the stockholders who voted on the “say-on-pay” proposal approving the compensation of our NEOs, which was consistent with the positive feedback we received in discussions with our stockholders throughout the year. We interpreted this exceptionally strong level of support as affirmation of the structure of our program and our approach to making compensation decisions. As a result, we did not make substantive changes to the program design in 2018.

Compensation Governance: Our program is built on the foundation of the following best practices and policies:

What We Do		What We Don’t Do
✓	Heavy emphasis on variable (“at-risk”) compensation	×	No significant perquisites
✓	Stock ownership guidelines supported by net share retention requirements	×	No supplemental executive retirement plans
✓	Double-trigger equity vesting upon a change in control	×	No history of re-pricing equity awards
✓	Clawback contract provisions and anti-hedging/pledging policy	×	No option or stock appreciation rights granted below fair market value
✓	Engage an independent compensation consultant	×	No tax gross-ups

2017 Pay Decisions: The Compensation Committee took the following compensation-related actions for fiscal 2017:

●	Base salaries: The CEO did not receive a base salary increase in 2017. The other NEOs received increases ranging from 3.0% to 5.3%, except for Mr. Flannery, who received an 8.4% base salary increase to improve his competitive position relative to our Executive Compensation Peer Group (as defined on page 41 of this Proxy Statement).

●	Incentive compensation: Consistent with the Company’s record performance, funding for both our AICP and LTIP was above target. Annual bonuses were funded at 198.7% of target, and LTIP awards were earned at 200.0% of target.

For specific details about the executive compensation program, please refer to the Compensation Discussion & Analysis (“CD&A”) starting on page 36 of this Proxy Statement.

Company Awards

2017 AWARDS AND RECOGNITIONS

National Diversity Excellence Award Association of Builders and Contractors (seventh consecutive year, supplier category)	Top Veteran Friendly Companies List, Best of Best Results List U.S. Veterans Magazine (second consecutive year)

Most Valuable Employer of Military and Transitioning Veterans Civilian Jobs (seventh consecutive year)	Top 50 Military Friendly spouse employer G.I. Jobs (fourth consecutive year)

#7 Top Military Friendly employer – Gold Award G.I. Jobs (ninth consecutive year, >$1B revenue category)	Proud Sponsor of the United Compassion Fund, an employee-funded program for assisting United Rentals employees in need

#35 Employer of Choice for Transitioning Military and Veterans Military Times Best for Vets (fourth consecutive year)

UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

March 27, 2018

Proxy Statement

Annual Meeting of Stockholders

We are providing this Proxy Statement in connection with the solicitation by the Board of Directors (the “Board”) of United Rentals, Inc. (the “Company”) of proxies to be voted at our 2018 annual meeting of stockholders (the “annual meeting”) to be held at the Lotte New York Palace Hotel, 455 Madison Avenue, New York, New York, on Wednesday, May 9, 2018, at 9:00 a.m., Eastern time, and at any reconvened or rescheduled meeting following any adjournment or postponement.

This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Internet Availability of Proxy Materials

We are making this Proxy Statement and our 2017 annual report to stockholders available to our stockholders on the Internet. On March 27, 2018, we mailed our stockholders a Notice and Access to Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this Proxy Statement and our 2017 annual report. Stockholders will be able to access all proxy materials over the Internet free of charge, with such materials being searchable, readable and printable. The Notice also provides instructions on how to vote over the Internet, by telephone or by mail. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.

Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of our annual meetings, and reduce the environmental impact of such meetings. However, if you received the Notice by mail and would like to receive a printed copy of our proxy materials, free of charge, please follow the instructions for requesting such materials contained in the Notice.

Record Date

The record date for determining stockholders entitled to notice of, and to vote at, the annual meeting (and at any reconvened or rescheduled meeting following any adjournment or postponement) has been established as the close of business eastern time on March 12, 2018.

Voting Securities Outstanding on Record Date

As of the record date, there were 84,161,479 shares of our common stock outstanding and entitled to vote. From April 27, 2018 to May 8, 2018, a list of the stockholders entitled to vote at the annual meeting will be available for inspection during ordinary business hours at our principal executive offices located at 100 First Stamford Place, Suite 700, Stamford, Connecticut. The list will also be available at the annual meeting.

Right to Vote

With respect to each matter properly brought before the annual meeting, each holder of our common stock as of the record date will be entitled to one vote for each share held on the record date.

Voting

Voting Before the Annual Meeting

If you are a stockholder of record, meaning that you hold your shares in certificate form or through an account with our transfer agent, American Stock Transfer & Trust Company, you have three options to vote before the annual meeting:

●	VIA THE INTERNET—Visit the website http://www.voteproxy.com and follow the on-screen instructions. Please be sure to make reference to the Notice or, to the extent applicable, your proxy card when you access the web page and use the Company Number and Account Number contained therein. The submission of your proxy via the Internet is available 24 hours a day. To be valid, a submission via the Internet must be received by 11:59 p.m., Eastern time, on Tuesday, May 8, 2018.

●	BY TELEPHONE—Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 in foreign countries from any touch-tone telephone and follow the instructions. Please be sure to make reference to the Notice or, to the extent applicable, your proxy card when you call and use the Company Number and Account Number contained therein. The submission of your proxy by telephone is available 24 hours a day. To be valid, a submission by telephone must be received by 11:59 p.m., Eastern time, on Tuesday, May 8, 2018.

●	BY MAIL—To the extent you have requested paper copies of the proxy materials, sign, date and return your completed proxy card by mail. To be valid, a submission by mail must be received by 5:00 p.m., Eastern time, on Tuesday, May 8, 2018.

If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card, if applicable) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card, you must attend the annual meeting in person in order to vote.

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker.

Voting at the Annual Meeting

If you are a stockholder of record, you may vote your shares at the annual meeting if you attend in person. If you intend to vote your shares at the annual meeting, you will need to bring valid picture identification with you. We will confirm that you were a stockholder of record on the record date and will provide you with a blank proxy card, which will serve as a ballot on which to record your vote.

If you hold your shares in “street name,” you must obtain a legal proxy from your bank or broker in order to vote at the annual meeting. A legal proxy is an authorization from your bank or broker to vote the shares it holds in its name. In addition to a legal proxy, you will need to bring with you valid picture identification and a recent account statement from your bank or broker, confirming your holdings on the record date. Based on these documents, we will confirm that you have proper authority to vote and will provide you with a blank proxy card to serve as a ballot.

Even if you plan to attend the annual meeting, we encourage you to vote your shares before the meeting via the Internet, by telephone or by mail.

Directions to the annual meeting are available by calling the Lotte New York Palace Hotel at 212-888-7000 or visiting its website at https://www.lottenypalace.com/.

Failure to Provide Specific Voting Instructions

If you are a stockholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted as follows:

●	FOR the election of all 11 nominees for director named in “Proposal 1—Election of Directors”

●	FOR “Proposal 2—Ratification of Appointment of Public Accounting Firm”

●	FOR “Proposal 3—Advisory Approval of Executive Compensation” and

●	AGAINST “Proposal 4—Stockholder Proposal on Shareholder Right to Act by Written Consent”

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker. Banks and brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least ten days before the date of the annual meeting. However, some brokers will only vote uninstructed shares in the same proportion as all other shares are voted with respect to a proposal. Unlike the proposal to ratify the appointment of our independent registered public accounting firm, proposals 1, 3 and 4 are each non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on these proposals on behalf of beneficial owners if such owners do not return specific voting instructions.

Quorum

The presence at the annual meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote will constitute a quorum for the transaction of business. If a share is deemed present at the annual meeting for any matter, it will be deemed present for all other matters. Abstentions and broker non-votes are treated as present for quorum purposes.

Right to Revoke Proxies

If you are a stockholder of record (even if you voted via the Internet, by telephone or by mail), you retain the power to revoke your proxy or change your vote. You may revoke your proxy or change your vote at any time prior to its exercise by (i) sending a written notice of such revocation or change to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary, which notice must be received by 5:00 p.m., Eastern time, on Tuesday, May 8, 2018, (ii) voting in person at the annual meeting, (iii) submitting a new proxy via the Internet or by telephone that is received by 11:59 p.m., Eastern time, on Tuesday, May 8, 2018, or (iv) executing and mailing a later-dated proxy card to American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219, which proxy card must be received by 5:00 p.m., Eastern time, on Tuesday, May 8, 2018.

“Street name” stockholders who wish to revoke a proxy already returned on their behalf must direct the institution holding their shares to do so.

Method and Cost of Solicitation

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronic communication or other means. We have also retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies, for an estimated fee of $22,500, plus reimbursement of reasonable out-of-pocket expenses and disbursements. Our directors, officers and employees receive no additional compensation for solicitation of proxies.

We will bear all costs associated with soliciting proxies for the annual meeting. We will, upon request, and in accordance with applicable regulations, reimburse banks, brokers, other institutions, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

Matters to Be Acted Upon

As discussed in more detail under “Proposal 1—Election of Directors,” each director is required to be elected by a majority of votes cast with respect to such director, i.e., the number of votes cast “for” must exceed the number of votes cast “against.” Abstentions and shares not represented at the meeting will have no effect on the election of directors. Brokers are not entitled to vote on director elections if not furnished voting instructions by their client. As a result, broker non-votes will not be treated as votes cast and will have no effect on the election of directors.

The matter described in “Proposal 2—Ratification of Appointment of Public Accounting Firm” is required to be approved by the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against this proposal, whereas shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved. Brokers may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. As a result, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.

With respect to “Proposal 3—Advisory Approval of Executive Compensation,” the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required for approval of the compensation of our named executive officers. Abstentions will have the same effect as a vote against this proposal, whereas shares not otherwise represented at the meeting will have no effect on the outcome of this proposal. Brokers are not entitled to vote on Proposal 3 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 3. Voting for Proposal 3 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board or the Compensation Committee.

With respect to “Proposal 4—Stockholder Proposal on Shareholder Right to Act by Written Consent,” the affirmative vote of holders of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required for approval. Abstentions will have the same effect as a vote against this proposal, whereas shares not otherwise represented at the meeting will have no effect on the outcome of this proposal. Brokers are not entitled to vote on Proposal 4 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 4. Voting for Proposal 4 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company.

The Board unanimously recommends that you vote:

●	FOR the election of all 11 nominees recommended by the Board;

●	FOR the ratification of the appointment of our public accounting firm;

●	FOR the resolution approving the compensation of our named executive officers on an advisory basis; and

●	AGAINST the stockholder proposed resolution asking the Board to take steps to permit stockholders to act by written consent.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board is currently comprised of the following 10 members: Jenne K. Britell, José B. Alvarez, Bobby J. Griffin, Michael J. Kneeland, Gracia C. Martore, Singleton B. McAllister, Jason D. Papastavrou, Filippo Passerini, Donald C. Roof and Shiv Singh. All directors, except for Ms. Martore, were elected annually for one-year terms, which expire at the 2018 annual meeting. Ms. Martore was appointed to the Board on June 2, 2017, and her term expires at the 2018 annual meeting.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee (the “N&CG Committee”), has determined to increase the size of the Board from 10 directors to 11 directors effective as of the 2018 annual meeting. In addition, the Board, upon the recommendation of the N&CG Committee, has nominated nine current directors, Jenne K. Britell, José B. Alvarez, Bobby J. Griffin, Michael J. Kneeland, Gracia C. Martore, Jason D. Papastavrou, Filippo Passerini, Donald C. Roof and Shiv Singh, and two new nominees, Marc A. Bruno and Terri L. Kelly, to stand for election at the 2018 annual meeting. Each director elected at the 2018 annual meeting will hold office until our 2019 annual meeting of stockholders (the “2019 annual meeting”) and, subject to the resignation policy described below, until such director’s successor is elected and qualified. As part of our board refreshment efforts, Ms. McAllister will not stand for re-election. We sincerely thank Ms. McAllister for her years of service on the Board and her dedication to the Company.

Voting

Our By-Laws require a director to be elected by a majority of votes cast with respect to such director in uncontested elections. The number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions and shares not represented at the meeting have no effect on the election of directors. Directors will continue to be elected by a plurality of votes cast in contested elections. A “contested election” takes place at any meeting in respect of which (i) our corporate secretary receives a notice pursuant to our By-Laws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the 10th day preceding the date on which the Company first mails its notice of meeting for such meeting to its stockholders.

If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law, the director would continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified. However, under our Corporate Governance Guidelines, any director who fails to be elected by a majority vote must offer to tender his or her resignation to the Board on the date of the certification of the election results. The N&CG Committee will then consider the resignation offer and make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will accept such resignation unless it determines that the best interests of the Company and its stockholders would not be served in doing so. The Board will act on the N&CG Committee’s recommendation within 90 days from the date of the certification of the election results, unless such action would cause the Company to fail to comply with any requirement of the NYSE or any rule or regulation under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which event the Company will take action as promptly as is practicable while continuing to meet those requirements. The Board will promptly disclose its decision and the rationale behind it in a Form 8-K report furnished to the Securities and Exchange Commission (“SEC”). The director who offers to tender his or her resignation will not participate in the N&CG Committee’s recommendation or in the Board’s decision.

If a nominee who is not already serving as a director is not elected at an annual meeting, under Delaware law, that nominee would not be a “holdover director” and the process described above would not apply.

Nine of the nominees for election at the 2018 annual meeting are currently serving on the Board. Each person nominated has agreed to continue to serve if elected. If any nominee becomes unavailable for any reason to serve as a director at the time of the annual meeting, then the shares represented by each proxy may be voted for such other person as may be determined by the holders of such proxy.

The Board unanimously recommends a vote FOR the election of each of Drs. Britell and Papastavrou, Mses. Kelly and Martore and Messrs. Alvarez, Bruno, Griffin, Kneeland, Passerini, Roof and Singh to hold office until the 2019 annual meeting of stockholders (designated as Proposal 1) and until such director’s successor is elected and qualified.

Information Concerning Directors and Board Consideration of Director Experience and Qualifications

In addition to the independence matters described under “Corporate Governance Matters – Director Independence”, the Board and the N&CG Committee considered the specific experience, qualifications, attributes and skills of the director nominees named herein and concluded that based on the aforementioned factors, and including each director’s demonstrated business acumen, ability to exercise sound judgment, integrity and collegiality, such directors should serve as directors of the Company. The following is a summary of our director nominees’ aggregate prioritized competencies. The list of prioritized competencies is reviewed at least annually by the N&CG Committee and the Board and updated, when necessary, to reflect any changes in the Company’s strategy.

*	Diverse represents our female directors and ethnically diverse directors.

In addition, following is the age, period of service as a director, committee membership, business experience, attributes and skills and other directorships for each director nominee.

Jenne K. Britell, Ph.D.

Independent Chairman and Director Age: 75 Director Since: 2006 Chairman Since: 2008 Board Committees: N/A

BACKGROUND:

Dr. Britell was chairman and chief executive officer of Structured Ventures, Inc., advisors to U.S. and multinational companies, from 2001 to 2009. From 1996 to 2000, Dr. Britell was a senior executive of GE Capital. At GE Capital, she most recently served as the executive vice president of Global Consumer Finance and president of Global Commercial and Mortgage Banking. From January 1998 to July 1999, she was president and chief executive officer of GE Capital, Central and Eastern Europe, based in Vienna. Before joining GE Capital, she held significant management positions with Dime Bancorp, Inc., HomePower, Inc., Citicorp and Republic New York Corporation. Earlier, she was the founding chairman and chief executive officer of the Polish-American Mortgage Bank in Warsaw, Poland.

ATTRIBUTES AND SKILLS:

Dr. Britell has served in senior management positions with both public and private companies, including GE Capital, where she was executive vice president of Global Consumer Finance and president of Global Commercial and Mortgage Banking. She also has significant experience with public company directorships, which provides her with leadership and consensus-building skills to guide the Board, as well as exposure to a broad array of best practices. Dr. Britell was named the 2011 Director of the Year by the National Association of Corporate Directors. She was also named one of six outstanding directors for 2011 by the Outstanding Directors Exchange, a division of the Financial Times.

OTHER DIRECTORSHIPS:

Dr. Britell is also a director of Quest Diagnostics, Inc. and the U.S.-Russia Foundation for Economic Advancement and the Rule of Law, formerly known as the U.S.-Russia Investment Fund. Dr. Britell has also served as a member of the board of directors of Crown Holdings, Inc., West Pharmaceutical Services, Aames Investment Corp. and Lincoln National Corp. In early 2012, Dr. Britell was elected a member of the Council on Foreign Relations. She is also a member of the Board of the Santa Fe Opera and, previously, a member of the Board of the Santa Fe Institute.

José B. Alvarez

Independent Director Age: 55 Director Since: 2009 Board Committees: ● N&CG ● Strategy

BACKGROUND:

Mr. Alvarez has been on the faculty of the Harvard Business School since February 2009. Until December 2008, he was the executive vice president—global business development for Royal Ahold NV, one of the world’s largest grocery retailers. Mr. Alvarez joined Royal Ahold in 2001 and subsequently held several key senior management positions, including president and chief executive officer of the company’s Stop & Shop and Giant-Landover brands. Previously, he served in executive positions at Shaw’s Supermarket, Inc. and American Stores Company.

ATTRIBUTES AND SKILLS:

Mr. Alvarez has held several key management positions with Royal Ahold NV, one of the world’s largest grocery retailers, providing him with business leadership experience in, and valuable knowledge of, the global retail industry. These experiences, together with his other public company directorships and academic credentials as a member of the Harvard Business School faculty, allow him to contribute to the Company and the Board a combination of strategic thinking and industry knowledge with respect to marketing and retailing. Mr. Alvarez holds an MBA degree from the University of Chicago Graduate School of Business and an AB degree from Princeton.

OTHER DIRECTORSHIPS:

Mr. Alvarez also serves as a director of The TJX Companies, Inc. and served previously as a director of Church & Dwight Co., Inc.

Marc A. Bruno
Independent Director Age: 46 Director Since: N/A Board Committees: N/A

BACKGROUND:

Mr. Bruno has been the Chief Operating Officer, Sports, Leisure, Corrections, Dining, and K-12 for Aramark Corporation since 2014. In his current role, Mr. Bruno directs hospitality, retail merchandise and facility programs for premier sports and entertainment facilities, meeting venues, parks and cultural attractions as well as food and support solutions for business dining, K-12 clients and correctional facilities. Since joining Aramark as a campus hire in 1993, Mr. Bruno has risen through the ranks by serving in a variety of sales and operating roles in the U.S. and internationally. Mr. Bruno also leads Aramark’s Olympic projects, for which the company has served as the dining and catering services provider for 16 Olympic Games. His involvement with the project spans six Olympics, dating back to the 1996 Atlanta Games. In 2010, SportsBusiness Journal named Mr. Bruno to its annual global list of “Forty Under 40,” recognizing the best and brightest young executives in the sports business industry. Mr. Bruno is a graduate of the Cornell University School of Hotel Administration and earned an MBA from the Harvard Business School.

ATTRIBUTES AND SKILLS:

Mr. Bruno has divisional P&L oversight and reports directly to the Chairman and Chief Executive Officer at Aramark. In addition to logistics operations, he has also overseen construction projects at Aramark. Over the course of his career, Mr. Bruno successfully demonstrated Aramark’s commitment to service excellence and played a vital role in earning new business.

OTHER DIRECTORSHIPS:

Mr. Bruno serves on the board of directors of Special Olympics of Pennsylvania, Alex’s Lemonade Stand Foundation, the San Antonio Spurs and Boston University School of Hospitality.

Bobby J. Griffin
Independent Director Age: 69 Director Since: 2009 Board Committees: ● Audit ● N&CG ● Strategy

BACKGROUND:

From March 2005 to March 2007, Mr. Griffin served as president—international operations for Ryder System, Inc., a global provider of transportation, logistics and supply chain management solutions. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder, including as executive vice president—international operations from 2003 to March 2005 and executive vice president—global supply chain operations from 2001 to 2003. Prior to Ryder, Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder in 1986.

ATTRIBUTES AND SKILLS:

Mr. Griffin has notable business experience in the areas of transportation, logistics and supply chain management, including extensive international experience, due to his past senior leadership positions with Ryder System, Inc. In addition to these attributes, Mr. Griffin’s public company directorship experience provides a valuable perspective for the Board and the Company.

OTHER DIRECTORSHIPS:

Mr. Griffin also serves as a director of Hanesbrands Inc., WESCO International, Inc. and Atlas Air Worldwide Holdings, Inc. Previously, Mr. Griffin served as a director of Horizon Lines, Inc. from May 2010 until April 2012.

Terri L. Kelly
Independent Director Age: 56 Director Since: N/A Board Committees: N/A

BACKGROUND:

Ms. Kelly is President and CEO of W.L. Gore & Associates (“Gore”), a highly innovative, privately-held family-owned enterprise with more than $3 billion in annual revenues, serving in this capacity since 2005. Gore specializes in advanced materials that are utilized in a wide array of high-value products from GORE-TEX® fabric, implantable medical devices, venting products, and electronic cables. Gore is well known for its unique management philosophy and culture, and is consistently recognized as a top workplace across the globe. Ms. Kelly joined Gore as an Engineer in 1983 and has expertise across multiple industries including consumer products, defense, industrial, medical devices, and pharmbio. As CEO, she leads this global organization of close to 10,000 associates with over 45 manufacturing and sales locations. Ms. Kelly graduated summa cum laude from the University of Delaware with a bachelor’s degree in mechanical engineering.

ATTRIBUTES AND SKILLS:

Ms. Kelly has strong business and technical acumen with key competencies in creating a collaborative and empowered work environment to achieve successful business outcomes. She is adept at leading an organization through significant transformation, and evolving the culture and behaviors to meet changing business needs. Ms. Kelly possesses strong organizational and communication skills with experience integrating across multiple functions to maximize success. Her other areas of expertise include new product development, innovation, portfolio management, brand management, associate engagement and leadership development.

OTHER DIRECTORSHIPS/MEMBER ROLES:

Ms. Kelly serves as a member of the Board of Directors for the Nemours Foundation (one of the nation’s leading children’s health systems), and serves as a Trustee for the University of Delaware. She is also a member of the Management Executive Society and the International Women’s Forum. She previously served as a member of the Economic and Advisory Council for the Federal Reserve Bank of Philadelphia.

Michael J. Kneeland
Director and CEO Age: 64 Director Since: 2008 Board Committees: ● Strategy

BACKGROUND:

Mr. Kneeland was appointed chief executive officer of United Rentals, and a director of the Company, in 2008. From 2008 until March 2018, he also served as president. Previously, he served as interim chief executive officer from 2007 to 2008. Mr. Kneeland joined United Rentals in 1998 as district manager upon the Company’s acquisition of Equipment Supply Company. In 1999, his responsibilities were expanded to include multiple districts within United Rentals’ aerial operations. He was subsequently named vice president-aerial operations in 2000, and vice president-southeast region in 2001, before being appointed executive vice president-operations in 2003. His more than 35 years of management experience in the equipment rental industry includes key positions in sales and operations with private, public and investor-owned companies, including Free State Industries, Inc. Mr. Kneeland served as Free State’s president from 1995 until the company was sold to Equipment Supply Company in 1996. From 1996 to 1998 he served as general manager for Rylan Rents d/b/a Free State Industries, a division of Equipment Supply. At the time it was acquired by United Rentals, Equipment Supply was the largest aerial equipment rental company in North America.

ATTRIBUTES AND SKILLS:

Mr. Kneeland has served in a variety of positions in the equipment rental industry for over 35 years, including a number of senior management positions with the Company, as well as Free State Industries, Inc. and Equipment Supply Company. He has extensive experience and knowledge of the competitive environment in which the Company operates. Further, he has demonstrated strategic and operational acumen that the Board believes has been of significant value to the Company.

OTHER DIRECTORSHIPS:

In 2011, Mr. Kneeland was appointed to serve on the board of directors of YRC Worldwide, Inc., a leading provider of transportation and global logistics services, where he serves as the Chairman of the Compensation Committee. As of 2017, Mr. Kneeland also serves on the board of directors of Anticimex Group, a private pest-control company with headquarters in Stockholm, Sweden. In 2015, he was designated Co-Chair, Transportation Stakeholder Alliance (The Business Council of Fairfield County) and was also appointed to the National Advisory Board for the Johns Hopkins Berman Institute of Bioethics.

Gracia C. Martore
Independent Director Age: 66 Director Since: 2017 Board Committees: ● Compensation ● N&CG

BACKGROUND:

Ms. Martore most recently served as President and Chief Executive Officer of TEGNA Inc. (“TEGNA”), formerly known as Gannett Co., Inc., a role she held from October 2011 until June 2017. Prior to that and beginning in 1985, Ms. Martore served in various other management positions with TEGNA, including as President and Chief Operating Officer and Executive Vice President and Chief Financial Officer. Prior to TEGNA, Ms. Martore worked for 12 years in the banking industry.

ATTRIBUTES AND SKILLS:

Ms. Martore has financial expertise, broad business experience and extensive management, leadership and operational expertise as a result of her 32 years of experience in a variety of senior leadership roles at TEGNA. Ms. Martore’s background, experience and judgment as chief executive officer and chief financial officer of a major publicly traded company provide her with leadership, business, financial and governance skills that will benefit the Company and its board of directors.

OTHER DIRECTORSHIPS:

Ms. Martore is also a director of Omnicom Group, Inc., WestRock Company, The Associated Press and FM Global. She also serves on the Board of Trustees of Wellesley College.

Jason D. Papastavrou, Ph.D.
Independent Director Age: 55 Director Since: 2005 Board Committees: ● Audit

BACKGROUND:

Dr. Papastavrou has served as chief executive officer and chief investment officer of ARIS Capital Management, an investment management firm, since founding the company in January 2004. He previously held senior positions at Banc of America Capital Management and at Deutsche Asset Management. Dr. Papastavrou, who holds a Ph.D. in electrical engineering and computer science from the Massachusetts Institute of Technology, taught at Purdue University’s School of Industrial Engineering and is the author of numerous academic publications.

ATTRIBUTES AND SKILLS:

Dr. Papastavrou currently serves as the chief executive officer and chief investment officer of ARIS Capital Management, and has held senior positions at other investment management firms, such as Banc of America Capital Management and Deutsche Asset Management. Collectively, these experiences allow him to contribute to the Board and the Company a valuable perspective on finance and risk-related matters.

OTHER DIRECTORSHIPS:

Dr. Papastavrou is also a director of XPO Logistics, Inc.

Filippo Passerini
Independent Director Age: 60 Director Since: 2009 Board Committees: ● Audit ● Compensation

BACKGROUND:

Mr. Passerini is an Operating Executive in U.S. Buyouts at Carlyle Group. Prior to joining Carlyle Group in 2015, he served as Procter & Gamble Company’s Group President, Global Business Services (GBS) and Chief Information Officer (CIO), positions he held since February 2008 and July 2004, respectively. Mr. Passerini joined Procter & Gamble, a leading multinational manufacturer of consumer goods, in 1981 and held executive positions in the United Kingdom, Greece, Italy, Turkey, Latin America and the United States. On behalf of the Procter & Gamble organization, he oversaw service operations in 70 countries and led the integration of Procter & Gamble’s IT and services groups to form GBS, one of the largest and most progressive shared services organizations in the world.

ATTRIBUTES AND SKILLS:

Mr. Passerini has gained significant global business and leadership experience in the consumer goods industry as well as valuable knowledge of technology and the global retail industry through his various senior level positions with Procter & Gamble, including Chief Information Officer, for more than 33 years. Mr. Passerini brings a very strong blend of business, technology, and operations expertise. He has particular strength with international operations, which he acquired through his previous executive positions in the United Kingdom, Greece, Italy, Latin America and Turkey. He is a member of the CIO Hall of Fame and has received numerous awards, including: the inaugural Fisher-Hopper Prize for Lifetime Achievement in CIO Leadership; Shared Service Thought Leader of the Year; and InformationWeek’s Chief of the Year. He is a native of Rome, Italy and holds a degree in Operations Research from the University of Rome.

OTHER DIRECTORSHIPS:

Mr. Passerini is also a director of Integer Holdings Corporation (formerly Greatbatch, Inc.) and ABM Industries.

Donald C. Roof
Independent Director Age: 66 Director Since: 2012 Board Committees: ● Audit ● Compensation ● N&CG

BACKGROUND:

Mr. Roof became a director of the Company on April 30, 2012, in connection with the acquisition of RSC Holdings Inc. (“RSC”). Mr. Roof served as a Director of RSC and RSC Equipment Rental from August 2007 to April 2012. Mr. Roof most recently served as Executive Vice President and Chief Financial Officer of Joy Global Inc. (n/k/a Komatsu Mining Corp.) (“Joy”), a worldwide manufacturer of mining equipment, from 2001 to 2007. Prior to joining Joy, Mr. Roof served as President and Chief Executive Officer of American Tire Distributors/Heafner Tire Group, Inc. from 1999 to 2001 and as Chief Financial Officer from 1997 to 1999.

ATTRIBUTES AND SKILLS:

Mr. Roof has significant experience in finance and accounting, general management, business development and strategic planning, board experience/governance, and other functions, including merchandising and distribution as evidenced by his over 35 years of experience serving in executive positions ranging from President/CEO to Executive Vice President/CFO with an international manufacturer of mining equipment and a distributor and retailer of tires and related products, as well as his years of experience serving on the board of directors and audit committees of other public companies. Mr. Roof had significant experience during his career in capital raising, mergers and acquisitions, and operating in highly-leveraged situations.

OTHER DIRECTORSHIPS:

Mr. Roof has previously served on the board of directors and audit committee of two additional NYSE companies, Accuride Corporation from March 2005 through January 2010, and Fansteel, Inc. from September 2000 through March 2003.

Shiv Singh
Independent Director Age: 40 Director Since: 2017 Board Committees: ● Audit ● Strategy

BACKGROUND:

Mr. Singh is a senior vice president in the innovation and strategic partnerships group at Visa Inc. (“Visa”), where he is responsible for driving the go-to-market strategy for some of the company’s most disruptive products and innovations. In this role, he is also focused on guiding major Visa clients around the future of payments and their own go-to-market strategies. Prior to this, Mr. Singh served in various senior brand and marketing roles at Visa, where he was responsible for launching the Visa brand and communications platform, driving Visa’s digital marketing transformation including the re-imagination of Visa.com across 120 countries, managing global media partnerships and leading marketing innovation programs. Prior to joining Visa, Mr. Singh was the Global Head of Digital at PepsiCo Beverages, responsible for all digital engagement in paid, owned, and social media across consumer marketing, shopper marketing, and food service marketing. From 1999 to 2010, Mr. Singh served in various positions at Razorfish, most recently as VP and Global Social Media Lead.

ATTRIBUTES AND SKILLS:

Mr. Singh has significant experience in marketing, with a focus on digital marketing, as evidenced by his 17 years in the industry and receipt of various industry awards, including being inducted into the American Advertising Federation Hall of Achievement in November 2016, being recognized by AdWeek as a Top 50 marketer in 2015 and being recognized by Ad Age as a 2009 Media Maven. Mr. Singh is also author of the book, “Social Media Marketing for Dummies” and has written for the Harvard Business Review online, Ad Age magazine, The Huffington Post and other publications. Collectively, Mr. Singh’s experiences will allow him to contribute to the Board and provide the Company a fresh and valuable perspective on digital marketing and related matters.

OTHER DIRECTORSHIPS:

None.

EXECUTIVE OFFICERS

General

The tables below identify, and provide certain information concerning, our current executive officers other than our chief executive officer whose information is included above.

William B. Plummer
Executive Vice President and Chief Financial Officer Age: 59 Current Position Since: 2008 With Company Since: 2008

Mr. Plummer joined the Company as our executive vice president and chief financial officer in December 2008. Before joining the Company, Mr. Plummer served as chief financial officer of Dow Jones & Company, Inc., where he set policy for global finance and corporate strategy, from September 2006 to December 2007. Prior to Dow Jones & Company, Mr. Plummer was vice president and treasurer of Alcoa Inc., where he was responsible for global treasury policy and relationship management with commercial and investment banks, since 2000. He also held similar executive positions at Mead Corporation and GE Capital, the financial services subsidiary of General Electric. Mr. Plummer is also a director of John Wiley & Sons, Inc. and Global Payments, Inc. Mr. Plummer holds degrees in aeronautics and astronautics from the Massachusetts Institute of Technology, and a master of business administration degree from Stanford University’s Graduate School of Business.

Matthew J. Flannery
President and Chief Operating Officer Age: 53 Current Position Since: 2018 With Company Since: 1998

Mr. Flannery was appointed as our president in March 2018, and continues to serve as chief operating officer. Previously, he was executive vice president and chief operating officer, a title he had held since April 2012. Mr. Flannery has extensive experience in all areas of the Company’s operations, having previously served as executive vice president—operations and sales, senior vice president—operations east and in two regional vice president roles in aerial operations. Mr. Flannery has also served as a district manager, district sales manager and branch manager of the Company. He has over two decades of sales, management and operations experience in the rental industry. Mr. Flannery joined the Company in 1998 as part of the Company’s acquisition of Connecticut-based McClinch Equipment.

Dale A. Asplund
Executive Vice President—Business Services and Chief Information Officer Age: 50 Current Position Since: 2017 With Company Since: 1998

Mr. Asplund was promoted to executive vice president—business services and chief information officer in January 2017, after previously serving as senior vice president—business services and chief information officer since April 2012 and senior vice president—business services since 2011. Joining the Company in 1998, he has held various senior positions that included responsibility for supply chain, fleet management and shared services. Mr. Asplund previously worked for United Waste Systems, Inc. as a divisional manager.

Craig A. Pintoff
Executive Vice President—Chief Administrative and Legal Officer Age: 48 Current Position Since: 2017 With Company Since: 2003

Mr. Pintoff was promoted to executive vice president—chief administrative and legal officer in March 2017, with responsibility for leading the Company’s legal and human resources functions, after previously serving as senior vice president, general counsel and human resources since January 2016. Mr. Pintoff has led the United Rentals human resources team since 2005, first as vice president, then, from April 2011 to March 2017, as senior vice president, and since March 2017, as executive vice president. He joined United Rentals in 2003 as director-legal affairs. Prior to joining the Company, Mr. Pintoff was chief benefits and employment counsel for Crompton Corporation in Connecticut. Previously, he was an attorney for White & Case LLP in Manhattan. Mr. Pintoff holds a Juris Doctor from the Columbia Law School and an LL.M. from the New York University School of Law.

Jeffrey J. Fenton
Senior Vice President—Business Development Age: 60 Current Position Since: 2012 With Company Since: 2012

Mr. Fenton was named senior vice president—business development of United Rentals in 2012. Prior to joining the Company, he was a Principal of Devonshire Advisors LLC for nine years, and held senior executive and board positions with BlueLinx Holdings Inc., Global MotorSports Group, Transamerica Trailer Leasing and Maxim Crane Works Holdings, Inc. During his over 20 years with General Electric, he served in numerous positions culminating in chief executive officer of GE Capital Modular Space and was an officer of GE Capital. Mr. Fenton is also a director of ModusLink Global Solutions, Inc.

Jessica T. Graziano
Senior Vice President—Controller and Principal Accounting Officer Age: 45 Current Position Since: 2017 With Company Since: 2014

Ms. Graziano was promoted to senior vice president—controller and principal accounting officer in March 2017, with responsibility for oversight of the Company’s accounting, insurance and financial planning and analysis departments, after previously serving as vice president—controller and principal accounting officer since joining the Company in December 2014. Before joining the Company, Ms. Graziano served as senior vice president—chief accounting officer, corporate controller and treasurer of Revlon, Inc. since April 2013. Prior to that, she served as Revlon’s senior vice president—global operations finance from December 2010 through March 2013 and as Revlon’s vice president and controller—U.S. customer finance from July 2009 to December 2010. Prior to Revlon, Ms. Graziano held other financial positions with UST Inc. (Altria Group) and KPMG LLP. Ms. Graziano holds a Bachelor’s degree from Villanova in Accountancy and an MBA in Finance from Fairfield University and is a certified public accountant.

BOARD MATTERS

General

Our Board is currently comprised of the following 10 members: Jenne K. Britell, José B. Alvarez, Bobby J. Griffin, Michael J. Kneeland, Gracia C. Martore, Singleton B. McAllister, Jason D. Papastavrou, Filippo Passerini, Donald C. Roof and Shiv Singh.

The Board, upon the recommendation of the N&CG Committee, has nominated Drs. Britell and Papastavrou, Ms. Martore and Messrs. Alvarez, Griffin, Kneeland, Passerini, Roof and Singh to stand for re-election at the annual meeting. In addition, as a result of the Board’s ongoing refreshment plan, the Board, upon recommendation of the N&CG Committee, has nominated Mr. Bruno and Ms. Kelly to stand for election as new directors. All directors will be elected annually for one-year terms.

Meetings of the Board and its Committees

During 2017, the Board met 13 times. During 2017, each then-current member of the Board attended at least 75% of the aggregate of (i) the total number of Board meetings held during the period for which he or she was a director and (ii) the total number of meetings of each committee of the Board on which the director served during the period for which he or she was on the committee.

Committees of the Board

The following table summarizes the current composition of the four current standing committees of the Board: the Audit Committee, the Compensation Committee, the N&CG Committee, and the Strategy Committee. Our Chairman, Dr. Britell, is not a member of any of the Board’s standing committees. However, she usually attends meetings of the Board’s committees, as all directors are invited.

	Audit Committee	Compensation Committee	N&CG Committee	Strategy Committee
José B. Alvarez			Chairman	X
Bobby J. Griffin	X		X	Chairman
Michael J. Kneeland				X
Gracia C. Martore		X	X
Singleton B. McAllister		X		X
Jason D. Papastavrou	Chairman
Filippo Passerini	X	X
Donald C. Roof	X	Chairman	X
Shiv Singh	X			X

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries or had any relationship with the Company requiring disclosure as a related party transaction under applicable rules of the SEC. During fiscal year 2017, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board.

Audit Committee

We have a separately-designated Audit Committee established in accordance with the Exchange Act. The Audit Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab g “Investor Relations” g “Corporate Governance”) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purposes of the Audit Committee are to:

●	assist the Board in monitoring (i) the integrity of the Company’s financial statements, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent registered public accounting firm, and (iv) the Company’s compliance with legal and regulatory requirements;

●	assist the Board in overseeing the Company’s enterprise-wide risk management practices including (i) the process by which management identifies and assesses the Company’s exposure to risk, including but not limited to financial risk, and (ii) the risk management infrastructure established by management to manage such risks, in order to effectively support the Company’s strategic and operational objectives while maintaining the Company’s sound financial condition; and

●	prepare the report required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement and any other reports that the rules and regulations of the SEC may require of a company’s audit committee.

The Audit Committee also has the sole authority to appoint or replace the independent auditor (subject to stockholder ratification) and to approve compensation arrangements for the independent auditor.

The current members of the Audit Committee are Dr. Papastavrou and Messrs. Griffin, Passerini, Roof and Singh. Each member of the Audit Committee meets the general independence requirements of the NYSE and the additional independence requirements for audit committees specified by Rule 10A-3 under the Exchange Act. The Board has determined that each of Messrs. Griffin and Roof and Dr. Papastavrou qualifies as an “audit committee financial expert” as defined by the SEC and has “accounting or related financial management expertise” within the meaning of the corporate governance standards of the NYSE, and that each member of the Audit Committee is financially literate within the meaning of the corporate governance standards of the NYSE.

In 2017, the Audit Committee met seven times.

Compensation Committee

The Compensation Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab g “Investor Relations” g “Corporate Governance”) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the Compensation Committee is to aid the Board in discharging its responsibilities relating to: (i) the oversight of executive officer and director compensation, (ii) the oversight of the relationship between risk management policies and practices, corporate strategy and senior executive compensation, and (iii) the development of compensation policies that support the Company’s business goals and objectives. The Compensation Committee is also responsible for producing an annual report on executive compensation and assisting management in the preparation of a Compensation Discussion and Analysis. For additional information concerning the Compensation Committee, see “Executive Compensation—Compensation Discussion and Analysis.”

The current members of the Compensation Committee are Messrs. Passerini and Roof and Mses. Martore and McAllister. Each member of the Compensation Committee meets the independence requirements of the NYSE. In addition, each member qualifies as an “outside director” within the meaning of Internal Revenue Code Section 162(m) and as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee may select and retain outside compensation consultants to advise with respect to director, chief executive officer or executive officer compensation; it may also terminate engagements with outside compensation consultants. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting and other advisors. Although the Company pays for any compensation consultant, the Compensation Committee, in its sole discretion, approves the fees and other terms related to the consultant’s engagement. The Compensation Committee’s use of compensation consultants is described below under “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation Committee may delegate all or any portion of its duties and responsibilities to a subcommittee consisting of one or more members of the Compensation Committee.

In 2017, the Compensation Committee met five times.

N&CG Committee

The N&CG Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab g “Investor Relations” g “Corporate Governance”) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general responsibilities of the N&CG Committee include: (i) developing criteria for evaluating prospective candidates to the Board (or its committees) and identifying and recommending such candidates to the Board; (ii) taking a leadership role in shaping the corporate governance of the Company and developing the Company’s Corporate Governance Guidelines; and (iii) coordinating and overseeing the evaluation processes for the Board and management which are required by the Company’s Corporate Governance Guidelines. For additional information concerning this committee, see “Corporate Governance Matters—Director Nomination Process.”

The current members of the N&CG Committee are Messrs. Alvarez, Griffin and Roof and Ms. Martore. Each member of the N&CG Committee meets the independence requirements of the NYSE.

In 2017, the N&CG Committee met nine times.

Strategy Committee

Pursuant to its charter, the Strategy Committee assists the Board in overseeing and facilitating the development and implementation of the Company’s corporate strategy, including long- and short-term strategic plans and related operational decision-making. You can access the charter on our website at http://www.unitedrentals.com (go to “Company” tab g “Investor Relations” g “Corporate Governance”) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The current members of the Strategy Committee are Messrs. Alvarez, Griffin, Kneeland and Singh and Ms. McAllister.

In 2017, the Strategy Committee met four times.

Risk Oversight

The Board has overall responsibility for risk oversight, including, as a part of regular Board and committee meetings, general oversight of the way the Company’s executives manage risk. A fundamental part of risk oversight is not only understanding the material risks the Company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Our Board’s involvement in reviewing our business strategy is integral to the Board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company.

The Compensation Committee has responsibility for reviewing incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and oversees the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

The Audit Committee shares responsibility for risk management with senior management and the Company’s Enterprise Risk Management Council (the “ERM Council”), which is comprised of senior representatives from field operations and from each of the primary corporate functions. Risks are initially identified by each department and then communicated to senior management and the ERM Council for the development of appropriate risk management programs and policies which are subsequently implemented at the department or other appropriate level within the Company. The Audit Committee oversees the process by which management identifies and assesses the Company’s exposure to risk (including, but not limited to, financial risk), and helps ensure that the risk management infrastructure established by management is capable of managing those risks. In addition, the Audit Committee periodically reviews and assesses critical risk management policies and infrastructure implemented by management and recommends improvements where appropriate. The Audit Committee coordinates communications regarding risk among the various Board committees and keeps risk on both the full Board’s and management’s agenda on a regular basis.

In addition to the work done by the Compensation Committee, Audit Committee, ERM Council and senior management, the Company’s Internal Audit department conducts an annual risk assessment. Such assessment consists of reviewing the risks identified by the Audit Committee and the ERM Council as well as risks identified during the prior year’s risk assessment and the audit work performed during the year. In addition, the Internal Audit department collaborates with the ERM Council to identify discrete risks and common risk themes to be considered in developing the internal audit plan.

The Audit Committee, ERM Council and senior management also devote significant resources to cybersecurity and risk management processes to adapt to the changing cybersecurity landscape and respond to emerging threats in a timely and effective manner. This includes taking steps to reduce the potential for fraud and service disruptions. The Company has been focused on, among other matters, expanding investments in information technology security, expanding end-user training, using layered defenses, identifying and protecting critical assets, continuously testing defenses and engaging experts.

Director Attendance at Previous Annual Meeting

We encourage our directors to attend the annual meeting of stockholders, and we typically schedule Board and committee meetings to coincide with the annual meeting. All of our 2017 director nominees attended the 2017 annual meeting of stockholders.

Board and Committee Self-Evaluations

Each year, the Board and each Board committee conduct a self-evaluation. The self-evaluation process is led by the N&CG Committee and varies year to year.

For 2017, the N&CG Committee led a holistic self-evaluation process, whereby our directors completed anonymous written questionnaires—one for the Board and one for each committee of which a director is a member—which questionnaires focused on how the Board and each committee performed as a unit. The results of the questionnaires were compiled by an independent law firm and distributed to each director. At the next meeting for each committee, committee members discussed the committee-specific feedback and agreed on a prioritized list of two or three key focus items. In addition, at the next Board meeting, the Board discussed the Board-specific feedback and agreed on a prioritized list of two or three key focus items for the Board. Going forward, the Board Chair and each committee Chair is responsible for periodically updating the Board with respect to progress on each key focus item. The Board believes that this transparent process will provide valuable insights and be a mechanism to strengthen overall Board and committee performance. In addition, the Board believes that this holistic approach was appropriate for 2017 given the Company’s ongoing Board refreshment plan which began in 2016 with a comprehensive evaluation of the Board and individual directors and given the retirement of three directors and addition of two new directors in 2017.

For 2018, the N&CG Committee is planning to conduct a more robust Board and committee self-evaluation process via individual interviews. The 2018 process will be led by an independent third party and is scheduled to commence in the summer of 2018.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines to promote the effective functioning of the Board. The guidelines address, among other things, criteria for selecting directors and director duties and responsibilities. In 2016, we amended the guidelines to add a director retirement age policy. The director retirement age policy provides that directors reaching the age of 76 will not stand for re-election. We have also adopted categorical independence standards (in addition to the requirements of the NYSE) by which we assess the independence of our directors. You can access these documents on our website at http://www.unitedrentals.com (go to “Company” tab g “Investor Relations” g “Corporate Governance”) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

Code of Ethical Conduct

We have adopted a Code of Ethical Conduct for our employees, officers and directors. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab g “Investor Relations” g “Corporate Governance”). This document is also available in print to any stockholder upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902. The Code constitutes a “code of ethics” as defined by the rules of the SEC. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to the Code of Ethical Conduct or waivers from any provision of the Code of Ethical Conduct applicable to our principal executive officer, principal financial officer and controller by posting such information on our website at the location set forth above within four business days following the date of such amendment or waiver. We actively monitor internal compliance with our Code through an annual survey, which is given to (i) all salaried employees; and (ii) hourly employees in a financial, information technology or sourcing role.

Proxy Access

On September 8, 2016, the Board approved amendments to the Company’s By-Laws, effective immediately, to implement proxy access, which provides stockholders the ability to nominate individuals for election as a director and to have the nominee included in the Company’s proxy statement and proxy. The Board’s voluntary adoption of proxy access followed a careful evaluation by the N&CG Committee and Board over the course of several meetings of stockholder views, policies and votes at other companies on proxy access, evolving practices at other large corporations, relevant academic research, the potential impact on the Company of the adoption of proxy access, alternatives to proxy access and proxy access frameworks adopted by other companies. Section 3.10 of the Company’s By-Laws permits a stockholder, or a group of up to 20 stockholders, owning at least 3% of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to the greater of (i) 20% of the Board or (ii) two directors, provided that the stockholders and the nominees satisfy the requirements specified in the By-Laws. The Board’s adoption of proxy access enhanced stockholders’ rights without taking away any of the existing rights stockholders had to nominate directors.

Removal of Supermajority Voting Requirements

As a result of the Board’s ongoing review of corporate governance best practices, and following a vote at the Company’s 2016 annual meeting on a stockholder proposal, the Board determined that it was in the Company stockholders’ best interest to include a Board proposal in the Company’s 2017 proxy statement to amend the Company’s Restated Certificate of Incorporation to eliminate each voting requirement that called for a greater than simple majority vote (the “Simple Majority Amendment”). At the Company’s 2017 annual meeting, stockholders voted to approve the Simple Majority Amendment. Effective May 4, 2017, the Company’s Restated Certificate of Incorporation was amended to remove supermajority voting requirements.

Stockholders’ Ability to Call Special Meetings of Stockholders

At the Company’s 2017 annual meeting held on May 4, 2017, stockholders voted on two proposals—one stockholder proposal and one Board proposal—proposing to give stockholders the right to call special meetings of stockholders. The stockholder proposal was advisory and proposed a 10% threshold. The Board proposal was binding and proposed a 25% threshold. Both proposals passed. Effective May 4, 2017, the Company’s Restated Certificate of Incorporation was amended to eliminate the provision limiting stockholders’ ability to call special meetings. This allowed the Board to immediately amend the Company’s By-Laws to implement the right for one or more stockholders who own at least 25% of the Company’s outstanding shares of common stock in the aggregate to request that the Board call a special meeting of stockholders.

After due consideration of feedback from the Company’s comprehensive 2017 Stockholder Outreach Program (described more fully on page 4) and corporate governance best practices, the Board determined that it is in the Company’s best interests not to lower the ownership threshold for stockholders to be able to call special meetings from 25% to 10%. This determination is discussed in more detail in the “Proxy Statement Summary—Stockholders’ Right to Call Special Meetings” section of this Proxy Statement.

Board Leadership Structure

Our Board has separated the roles of Chairman of the Board and Chief Executive Officer. The current Chairman, Dr. Jenne Britell, is an independent director. We believe that separating the roles of Chairman and Chief Executive Officer better enables the Board to provide oversight and guidance to management, especially in relation to the Board’s essential role in risk management oversight. Furthermore, this separation provides for focused engagement between these two roles in their respective areas of responsibility, while still providing for collaborative participation. The separation of the Chairman and Chief Executive Officer roles, together with our other comprehensive corporate governance practices, are designed to establish and preserve management accountability, provide a structure that allows the Board to set objectives and monitor performance, and enhance stockholder value.

Director Independence

In assessing director independence, we follow the criteria of the NYSE. In addition, and without limiting the NYSE independence requirements, we apply our own categorical independence standards. Under these standards, we do not consider a director to be independent if he or she is, or in the past three years has been:

●	employed by the Company or any of its affiliates;

●	an employee or owner of a firm that is one of the Company’s or any of its affiliates’ paid advisors or consultants (unless the Company’s relationship, or the director’s relationship, with such firm does not continue after the director joins the Board, or the Company’s annual payments to such firm did not exceed 1% of such firm’s revenues in any year);

●	employed by a significant customer or supplier;

●	party to a personal service contract with the Company or the chairman, chief executive officer or other executive officer of the Company or any of its affiliates;

●	an employee or director of a foundation, university or other non-profit organization that receives significant grants or endowments from the Company or any of its affiliates or a direct beneficiary of any donations to such an organization;

●	a relative of any executive officer of the Company or any of its affiliates; or

●	part of an interlocking directorate in which the chief executive officer or other executive of the Company serves on the Board of a third-party entity (for-profit or not-for-profit) employing the director.

A substantial majority of our directors must be independent under our Corporate Governance Guidelines, which are more stringent than NYSE rules in this regard. Our two new director nominees, Marc A. Bruno and Terri L. Kelly, and nine of our ten current directors have been determined by the N&CG Committee and the Board to be independent under the criteria of the NYSE: Jenne K. Britell; José B. Alvarez; Bobby J. Griffin; Gracia C. Martore, Singleton B. McAllister; Jason D. Papastavrou; Filippo Passerini; Donald C. Roof and Shiv Singh. In addition, the Board has determined that each of these directors and director nominees also meets the categorical independence standards described above. Michael J. Kneeland, our chief executive officer, is not considered independent because he is an employee of the Company.

In accordance with SEC regulations, with respect to the directors that we have identified as being independent under NYSE rules, we discuss below any relationships considered by the Board in making its independence determinations. Given the size of the Company and the nature of its business, it has purchase, finance and other transactions and relationships in the normal course of business with companies with which certain Company directors or their relatives are associated. Each such transaction and relationship was determined by the Board to be an “immaterial relationship” that would not disqualify the particular director from being classified as an independent director.

In particular, the N&CG Committee and the Board took into account the fact that Filippo Passerini is an Operating Executive at The Carlyle Group, an investment manager with, as of December 31, 2017, $195 billion in assets under control across 317 investment vehicles. Because of the size of The Carlyle Group and the nature of its business, The Carlyle Group has ownership in certain entities with which the Company made purchases and/or sales. In all instances, the amount of payments made and received by each entity represented less than $1 million. In addition, the N&CG Committee and the Board considered that Shiv Singh is a Senior Vice President at Visa, Inc. and that the Company pays fees to Visa for credit card processing and related services. The fees that the Company pays to Visa are at the industry standard rate and are less than $1 million per year. The Board and the N&CG Committee believe that all of these transactions and relationships during fiscal year 2017 were on arm’s-length terms that were reasonable and competitive and the directors did not personally benefit from such transactions. Because of the Company’s extensive operations, the number of Company store locations and employees, and the thousands of products rented and sold by each store location, transactions and relationships of this nature are expected to take place in the ordinary course of business in the future.

Further, the N&CG Committee and the Board considered that José B. Alvarez is a director of Daily Table, a non-profit organization to which the Company made an equipment donation in 2016. The donated equipment was worth less than $20,000. The Board determined that the donation was not “significant” or “material” and that the relationship did not disqualify Mr. Alvarez from being classified as an independent director under the NYSE rules or our guidelines.

Executive Sessions of the Board

Our Corporate Governance Guidelines provide that our non-management directors should meet, at least twice a year, in executive sessions without the presence of management. The purpose of such executive sessions is to facilitate free and open discussion among the participants. The Chairman of the Board (or, in the absence of the Chairman, the Chairman of the Audit Committee or such other independent director as may be selected by the Board) should preside over executive sessions and, as required, provide feedback to the chief executive officer, and to such other officers as is appropriate, based upon the matters discussed at such meetings. During 2017 Board and committee meetings, our non-management directors met in executive session without the presence of management seven times.

Director Nomination Process

General

The Board has established the N&CG Committee, as described above. The responsibilities of this committee include, among other things: (i) developing criteria for evaluating prospective candidates to the Board or its committees; (ii) identifying individuals qualified to become members of the Board or its committees; and (iii) recommending to the Board those individuals that should be nominees for election or re-election to the Board or otherwise appointed to the Board or its committees (with authority for final approval remaining with the Board).

For information on how stockholders may submit director recommendations, see “Other Matters—Submission of Stockholder Proposals for the 2019 Annual Meeting—Other Stockholder Proposals or Nominees for Presentation at the 2019 Annual Meeting (Advance Notice)” and “Other Matters—Submission of Stockholder Proposals for the 2019 Annual Meeting—Stockholder Nominees for Inclusion in the 2019 Proxy Statement (Proxy Access).”

Process for Identifying and Evaluating Candidates

The N&CG Committee may identify potential Board candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders or any other source the N&CG Committee deems appropriate. The N&CG Committee may also engage a search firm to assist in identifying director candidates. The N&CG Committee has been given sole authority to select, retain and terminate any such search firm and to approve its fees and other retention terms.

In considering candidates for the Board, the N&CG Committee evaluates the entirety of each candidate’s credentials. In accordance with our Corporate Governance Guidelines, the N&CG Committee considers, among other things: (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (iv) personal qualities and characteristics, accomplishments, integrity and reputation in the business community; (v) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, experience, expertise, skills and other demographics; (vi) willingness and ability to commit sufficient time to Board and committee duties and responsibilities; and (vii) qualification to serve on Board committees, such as the Audit Committee or the Compensation Committee. The N&CG Committee recommends candidates based on its consideration of each individual’s specific skills and experience and its annual assessment of the composition and needs of the Board as a whole, including with respect to diversity. Consideration of diversity as one of many attributes relevant to a nomination to the Board is implemented through the N&CG Committee’s standard evaluation process. In particular, the N&CG Committee obtains and reviews profiles, interviews candidates as appropriate and engages in thorough discussions at Committee meetings in an effort to identify the best candidates and to populate an effective Board. The effectiveness of the Board’s diverse mix of viewpoints, backgrounds, experience, expertise, skills and other demographics is considered as part of the N&CG Committee’s assessment.

The 11 nominees for election as directors at the 2018 annual meeting are: Jenne K. Britell, who has been a director since December 2006; José B. Alvarez, who has been a director since January 2009; Marc A. Bruno, a new director nominee; Bobby J. Griffin, who has been a director since January 2009; Terri L. Kelly, a new director nominee; Michael J. Kneeland, who is the Company’s CEO and has been a director since August 2008; Gracia C. Martore, who has been a director since June 2017; Jason D. Papastavrou, who has been a director since June 2005; Filippo Passerini, who has been a director since January 2009; Donald C. Roof, who has been a director since April 2012; and Shiv Singh, who has been a director since May 2017. The N&CG Committee reviewed and evaluated, in addition to each nominee’s background and experience and other criteria set forth in the Company’s Corporate

Governance Guidelines, each director’s independence, each incumbent director’s performance during his or her recent tenure with the Board, and whether each was likely to continue to contribute positively to the Board.

Board Refreshment

Board composition and refreshment remains a priority for the Company as evidenced by our Board composition changes in 2017 and proposed changes for 2018. We strive to maintain a Board composed of directors who bring diverse viewpoints, perspectives and areas of expertise, exhibit a variety of key skills and relevant professional experiences, and effectively represent the long-term interests of our stockholders. We believe that longer-serving directors, in particular, bring critical skills to the boardroom due to their experience, institutional knowledge and understanding of the challenges facing the Company. However, we are also cognizant of the need to maintain a balanced mix of tenures.

Director succession presents an opportunity for the Company to expand and replace key skills and experience, build on our record of board diversity and bring fresh perspectives to the boardroom. Accordingly, in addition to commencing a robust self-evaluation of its members, our Board engaged an independent consulting and search firm (the “Firm”) beginning in 2016 to assist in developing a long-term succession plan to identify, recruit and appoint new directors whose qualifications bring further strength to our Board. During 2016, the Firm interviewed each current director and members of senior management and then worked with the Board to identify key Company strategies and related prioritized competencies for directors. The prioritized competencies are listed under the “Proposal 1 – Election of Directors” section of this Proxy Statement. The prioritized competencies were then used to develop a skills matrix for directors and a long-term succession plan.

In addition, in furtherance of our commitment to board refreshment, on October 17, 2016, we amended our Corporate Governance Guidelines to add a director retirement age policy. The director retirement age policy provides that directors reaching the age of 76 will not stand for re-election.

As a result of the director retirement age policy and our ongoing board refreshment initiative, three of our long-serving directors did not stand for re-election in 2017 and one long-serving director will not stand for re-election this year. In addition, Mr. Singh and Ms. Martore joined the Board as new directors in 2017, and Mr. Bruno and Ms. Kelly are being nominated as new directors this year.

Direct Communications with Directors

We have adopted procedures to enable our security holders and other interested parties to communicate with the Board or with any individual director or directors. If you wish to send a communication, you should do so in writing. Security holders and other interested parties may send communications to the Board or the particular director or directors, as the case may be, in the manner described in the Company’s written policy available on its website at http://www.unitedrentals.com (go to “Company” tab g “Investor Relations” g “Corporate Governance”).

Environmental and Social Highlights

We understand the importance of acting responsibly as a business, an employer and a corporate citizen, and we are committed to incorporating environmental and social and governance considerations into how we do business.

Each year we publish a corporate responsibility report showcasing our commitment to balancing the social, economic and environmental aspects of our business. The report is available on our website at http://www.unitedrentals.com under the “Company—About Us” tab. The information presented below is intended to be a summary. For further details about our commitment to improving the social, economic and environmental aspects of our business, please see our corporate responsibility report.

Environment

We believe that our primary business—the rental of equipment—is an environmentally friendly model because it reduces ownership of assets and allows for the maximum utilization of assets that have already been manufactured. Additionally, as highlighted in our corporate responsibility report, we are focused on improving our environmental performance, and the environmental performance of our customers, in a variety of ways. For example, every Company branch uses a Company-provided scorecard to track energy use and identify potential areas of improvement. In addition, the Company’s FAST (field automation systems technology) initiative helps optimize routes and loads, thus reducing fuel consumption. Further, each Company driver’s idle time is measured and documented on an individual driver scorecard. These scorecards are a key part of each driver’s performance evaluation, which ties to individual compensation. We also have an ongoing lighting retrofit program aimed at reducing energy use at our branch locations and improving work conditions for our employees. UR Control®, our online rental management platform, assists customers in renting only the equipment they need and off-renting equipment they do not need, thus reducing underutilized equipment at jobsites and in transit. Additionally, we have invested in telematics as a way to increase the efficiency of our larger equipment. We believe there are substantial benefits to using telematics, including: (i) visibility into runtime and equipment utilization, (ii) the ability to locate equipment, and (iii) proactive fuel alerts.

Social

Safety is one of our core values and 92% of our branches were injury-free in 2017. We lead our industry in safety performance and rank in the top quartile across all industry sectors. United Academy®, the safety training curriculum we use to train our own employees, is also used by our customers to leverage our expertise and to help them establish a safety culture of their own. Also, safety performance is included as a qualitative goal used to assess the CEO’s and other senior executives’ individual performance.

In addition, we are passionate about building a diverse workforce and realizing the benefits that come from sharing a variety of perspectives. Our approach to diversity and inclusion (“D&I”) is comprehensive. With support from the Board and executive team, the Company drives its D&I initiatives through many efforts, including its employee resource groups: Together United, Women United, and Veterans United. Further, recruitment of diverse employees is included as a qualitative goal used to assess the CEO’s and senior executives’ individual performance.

We also take pride in welcoming transitioning military personnel to our workforce, and are dedicated to recruiting qualified veterans. In recognition of our efforts, we were selected as a Top Veteran-Friendly Company in 2017 by U.S. Veterans Magazine. The magazine polled hundreds of Fortune 1000 companies for this year’s “Best of the Best” evaluations. This distinction recognizes our commitment to providing opportunities to America’s veterans and transitioning service members. Further, we safeguard the jobs of our employees who serve in the uniformed services. We provide pay during active duty deployments, support reserve training commitments, and provide job protection for both service members and eligible family members during an active leave or medical leave. For additional military and veteran awards, see the “Proxy Statement Summary–2017 Awards and Recognition” section of this Proxy Statement.

Additionally, we are the proud sponsor of the United Rentals Compassion Fund, an employee-funded 501(c)(3) charity which assists United Rentals employees in need (e.g., employees affected by natural disasters, serious illnesses or accidents). In 2017, our employees contributed $744,500 to the United Compassion Fund, assisting 109 United Rentals families. Through both employees’ and United Rentals’ support, almost $2.3 million has been donated to the fund since inception. Every dollar contributed goes directly to assisting those in need, as there are no fees or overhead associated with the fund.

Environmental and Social Risk Management

We believe that effective risk management of environmental and social risks help us by furthering our strategy for consistently providing superior customer service and by helping to optimize our operations.

Our Board delegates authority for day-to-day management of environmental and social topics to management. The Board oversees environmental and social issues and is in touch with stakeholder concerns through a number of processes. For example, the Board has a formal schedule for consideration of safety and diversity matters and the Board is regularly briefed on environmental and other social matters.

Environmental and social risks are part of our ERM Council’s comprehensive risk management program, which is discussed in the “Board Matters—Risk Oversight” section of this Proxy Statement. As part of this program, the Board reviews the effectiveness of the Company’s risk management and due diligence processes related to environmental and social topics. In addition, the Board actively considers environmental and social issues in connection with the Board’s involvement in the Company’s strategic planning process.

The Company also has a dedicated Sustainability Committee, comprised of members of management, which has oversight of policies and operational controls of sustainability risks. The Sustainability Committee met twice in 2017 and the meetings were well attended by committee members.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Our executive compensation program aims to attract, retain, and reward high caliber management talent who will lead our business and execute our strategy for long-term profitable growth. This CD&A outlines our 2017 executive compensation philosophy and objectives, describes the elements of our executive compensation program, and explains how the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) arrived at its compensation decisions for our 2017 named executive officers (“NEOs”) listed below:

NEO	Principal Position and Title
Michael Kneeland	President and Chief Executive Officer(1)
William Plummer	Executive Vice President and Chief Financial Officer
Matthew Flannery	Executive Vice President and Chief Operating Officer(2)
Dale Asplund	Executive Vice President, Business Services and Chief Information Officer
Craig Pintoff	Executive Vice President, Chief Administrative and Legal Officer
(1)	Mr. Kneeland remains as Chief Executive Officer but is no longer President, effective March 8, 2018.
(2)	Mr. Flannery was promoted to President effective March 8, 2018, assuming the title from Mr. Kneeland. He will continue as Chief Operating Officer.

EXECUTIVE SUMMARY

2017 Business Highlights

The Company delivered a record year in 2017. Total revenue was $6.641 billion and rental revenue was $5.715 billion, compared with $5.762 billion and $4.941 billion, respectively, for 2016. Adjusted EBITDA(3) was $3.164 billion and adjusted EBITDA margin was 47.6% for 2017, compared with $2.759 billion and 47.9%, respectively, for 2016. Return on invested capital (“ROIC”)(4) was 8.8% for 2017, compared to 8.3% for 2016. Economic profit improvement was (EPI)(5) $47.2 million. Additionally, 2017 was the safest year on record for Company operations.

(3)	Adjusted EBITDA is a non-GAAP financial measure, as defined on page 24 of the Company’s 2017 Annual Report on Form 10-K. Please refer to the Form 10-K for the adjusted EBITDA-to-GAAP reconciliations.

(4)	ROIC is a non-GAAP financial measure that is calculated by dividing after-tax operating income for the trailing 12 months by average stockholders’ equity (deficit), debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the federal statutory rate of 35% in effect through 2017 was used to calculate after-tax operating income.

(5)	EPI is a non-GAAP financial measure that measures the year-over-year change in the spread between ROIC and the Company’s weighted cost of capital, which is the weighted average after-tax cost of the Company’s debt and equity capital sources. For 2017, we assumed a constant weighted cost of capital of 10%.

Notably, the Company completed the acquisitions of NES Rentals (“NES”) in April 2017 and Neff Corporation (“Neff”) in October 2017. These acquisitions contributed significantly to the 2017 year-over-year increases in total and rental revenue noted above. On a pro forma basis reflecting the impact of NES and Neff (i.e., including the standalone pre-acquisition results of NES and Neff), total revenue increased 7.7% and rental revenue increased 7.6% year-over-year. The pro forma increase in rental revenue was driven by improvement in all three underlying metrics (all on a pro forma basis): volume was up 7.1% year-over-year, rates were up 0.4% year-over-year, and time utilization increased 150 basis points year-over-year to 69.1%, which was a record for the Company.

Further, the Company’s specialty rental operations of Trench Safety, Power & HVAC, and Pump Solutions experienced solid growth in 2017. Rental revenue for the segment increased 27.5% year-over-year, and rental gross margin increased by 260 basis points year-over-year to 49.6%. The bulk of the revenue increase came from same-store performance.

Much of this success can be attributed to the skilled implementation of our business strategy by the Company’s senior management and the Board, who continued to collaborate on creating long-term value for our stockholders in 2017. The chart below shows the total cumulative return of the Company’s stock since December 31, 2014, compared with the S&P 500 and the Company’s 2017 Executive Compensation Peer Group (as defined on page 41).

2017 Incentive Compensation Highlights

Consistent with our record performance in 2017, we excelled against our internal business plan, which included the forecasted financial impact of our strategic acquisitions during the year. Specifically, the Compensation Committee approved revised goals under the incentive plans concurrent with the acquisition of NES in April 2017 and further adjusted the goals with the acquisition of Neff in October 2017. The adjustments included significant increases to the Adjusted EBITDA goals to prevent any potential unfair windfall, and minor decreases to the EPI and ROIC goals to prevent any potential unfair penalization. Based on our results, the funding was above target for both our Annual Incentive Compensation Plan (“AICP”) and our Long-Term Incentive Plan (“LTIP”) under the adjusted goals. Annual bonuses were funded at 198.7% of target, and LTIP awards were earned at 200% of target.

For details, please refer to “The 2017 Executive Compensation Program in Detail” section starting on page 42.

2017 Pay Mix

Our executive compensation program emphasizes variable pay that aligns compensation with performance and stockholder value. For the NEOs, the mix of compensation elements is heavily weighted toward variable, performance-based compensation with a balanced focus on growth, profitability, and returns. The CEO’s compensation, in particular, has a greater emphasis on variable compensation than that of the other NEOs because his actions have a greater influence on the performance of the Company as a whole.

As shown below, the significant majority of NEO pay continues to be variable (93% for the CEO and an average of 83% for our other NEOs) based upon actual fiscal year 2017 compensation. For purposes of the charts below, performance-based RSUs are included at target using the 2017 grant date stock price of $129.78.

2017 Stockholder Engagement and “Say on Pay” Results

We value our stockholders’ perspective on our business and each year proactively interact with stockholders through numerous stockholder engagement activities. In 2017, these included our annual meeting of stockholders, quarterly earnings calls, various investor conferences, and several (non-deal) road shows. In addition, at the Board’s request, management conducted the 2017 Stockholder Outreach Program to engage with our top stockholders about key governance and compensation topics specific to the Company, along with other topics and trends our stockholders wished to discuss. Details about the 2017 Stockholder Outreach Program are outlined on page 4 of this Proxy Statement.

At the Company’s 2017 annual meeting of stockholders, we received substantial support for our executive compensation program, with over 93% of the stockholders who voted on the “say on pay” proposal approving the compensation of our NEOs, which was consistent with the positive feedback we received in discussions with our stockholders throughout the year.

Summary of Our Executive Compensation Practices

What We Do		What We Don’t Do

✓	Heavy emphasis on variable (“at-risk”) compensation	×	No significant perquisites

✓	Stock ownership guidelines supported by net share retention requirements	×	No supplemental executive retirement plans

✓	Double-trigger equity vesting upon a change in control	×	No history of re-pricing equity awards

✓	Clawback contract provisions and anti-hedging/pledging policy	×	No option or stock appreciation rights granted below fair market value

✓	Engage an independent compensation consultant	×	No tax gross-ups

WHAT GUIDES OUR PROGRAM

Our Compensation Philosophy

The foundation of our compensation philosophy is to ensure that our executive compensation program is designed to align with the Company’s business strategy and drive long-term stockholder value. Our compensation philosophy is supported by three pillars: stockholder alignment, market competitiveness, and internal balance. These pillars are reinforced by the following objectives:

Stockholder Alignment	Market Competitiveness	Internal Balance

●     Align the interests of executives to those of our stockholders through equity compensation that correlates with long-term stockholder value

●     Make efficient use of equity-based compensation

●     Encourage significant management ownership and retention of our common stock

●     Attract, retain, and motivate a leadership team capable of maximizing the Company’s performance

●     Set target total direct compensation at competitive levels

●     Be competitive with the programs of companies with which the Company competes for talent

●     Link substantial portions of compensation to Company, business unit, and individual performance

●     Reward the appropriate balance of short-term and long-term financial and strategic business results

●     Maintain alignment of incentive compensation metrics across senior executives and the general employee population

The Principal Elements of Pay: Total Direct Compensation (“TDC”)

Our compensation philosophy is supported by the following principal elements of pay:

TDC Pay Element	How It’s Paid	Purpose

Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain highly skilled executive talent

AICP	Cash and Vested Shares of Company Stock (Variable)	Focus executives on achieving annual financial and strategic objectives that promote growth, profitability, and returns
LTIP	Equity (Variable)	Provide incentive for executives to reach financial goals and align their long-term economic interests with those of stockholders through meaningful use of equity compensation

As discussed below, we also provide our NEOs with a 401(k) retirement plan, limited perquisites and other personal benefits, as well as severance and change in control protection.

2017 Target Total Direct Compensation

The following table shows the 2017 target total direct compensation (“TDC”) opportunity for each of the NEOs.

NEO	Target TDC(1)			Total
	Base Salary(2)	Target AICP	Target LTIP

Michael Kneeland	$950,000	$1,425,000	$6,250,000	$8,625,000

William Plummer	$618,051	$556,246	$1,600,000	$2,744,297

Matthew Flannery	$650,021	$650,021	$1,600,000	$2,900,042

Dale Asplund	$550,014	$495,013	$1,100,000	$2,145,027

Craig Pintoff	$500,053	$450,048	$1,100,000	$2,050,101

(1)	The above table is not a substitute for the Summary Compensation Table set forth on page 55. The amounts in this table differ from the amounts determined under SEC rules as reported for 2017 in the Summary Compensation Table set forth on page 55. In particular, the target LTIP values for all of the NEOs deviate from the grant date fair value amounts in the Summary Compensation Table due to the SEC’s accounting requirements. Please see page 47 of this CD&A for further explanation.

(2)	Annual base salaries were effective as of April 1, 2017, other than for Mr. Kneeland, who did not receive a base salary increase in 2017.

Our Decision-Making Process

The Role of the Compensation Committee

The Committee oversees the executive compensation program for our NEOs and is made up of independent, non-employee members of the Board. The Committee works very closely with management and its independent compensation consultant to evaluate the effectiveness of the Company’s executive compensation program throughout the year. The Committee’s specific responsibilities are set forth in its charter, which can be found on the Company’s website at http://www.unitedrentals.com under “Corporate Governance” in the Investor Relations section.

The Committee makes all final compensation and equity award decisions regarding our NEOs. The Committee seeks to ensure that the total compensation paid to our NEOs is fair, reasonable, and competitive, provides an appropriate balance of base pay and short-term and long-term incentives, and does not cause unnecessary risk-taking.

The Role of Management

Our CEO, CFO, and Executive Vice President—Chief Administrative and Legal Officer have two key responsibilities with respect to the executive compensation program:

●	Develop proposals regarding compensation program design and administration for the Committee’s review and approval. Management considers the business strategy, key operating goals, economic environment, and organizational culture in formulating proposals. Proposals are then brought to the Committee for thorough discussion. The Committee ultimately has the authority to approve or disapprove management’s proposals.

●

Make recommendations for compensation actions each year. Management considers market data; the individual responsibilities, contributions, performance, and capabilities of each of the NEOs; and the compensation arrangements that management believes will drive the desired results and behaviors of each NEO (these executives do not participate in such discussions on their own pay). These considerations are used to determine if any change in compensation or award is warranted, as well as the amount and type of any proposed change or award. After consulting with the Executive Vice President—Chief Administrative and Legal Officer, the CEO makes compensation recommendations, other than with respect to his own compensation, to the Committee. The Committee reviews management’s recommendations; considers input from its independent compensation consultant; and subsequently either approves or suggests changes to the proposal or seeks further analysis or background on the proposal.

The Role of the Independent Compensation Consultant

The Committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. Pearl Meyer reports directly to the Committee and does not provide any other services to the Company. In May 2017, the Committee performed an independence assessment of Pearl Meyer pursuant to SEC and NYSE rules and standards. In performing its evaluation, the Committee took into consideration a letter from Pearl Meyer certifying its independence under the factors set forth in the NYSE rules for compensation committee advisors. At the culmination of the evaluation, the Committee determined that Pearl Meyer is an independent advisor.

As compensation consultant, Pearl Meyer generally reviews, analyzes, and provides advice about the Company’s executive compensation programs for senior executives. Pearl Meyer considers the objectives of these programs, compares the programs to designated Executive Compensation Peer Group companies (discussed below under “The Role of Benchmarking and the Executive Compensation Peer Group”) and best practices, and provides information and advice on competitive compensation practices and trends, along with specific views on the Company’s compensation programs. In 2017, Pearl Meyer also provided advice to the Committee on director compensation and related market practices. Pearl Meyer reports directly to the Committee and regularly attends Committee meetings. Pearl Meyer also responds on a regular basis to questions from members of the Committee and provides them with analysis and insights with respect to the design and implementation of current or proposed compensation programs.

The Role of Benchmarking and the Executive Compensation Peer Group

The Company competes with business entities across multiple industries for top executive-level talent. To this end, the Committee regularly evaluates industry-specific and general market compensation practices and trends to ensure that our program and NEO pay opportunities remain appropriately competitive.

The Committee compares each component of the total compensation package to the compensation components of comparable executive positions of a peer group of publicly traded companies (the “Executive Compensation Peer Group”). If information for a sufficient number of comparable positions in the Executive Compensation Peer Group for the applicable year is not publicly available, the Committee will also consider comparisons with general industry executive compensation benchmarking data from Towers Watson’s U.S. CDB General Industry Executive Database.

The companies that make up the Executive Compensation Peer Group and the General Industry Executive Database may vary from year to year. While the Committee does not use a specific formula to determine the allocation between performance-based and fixed compensation, it does review total compensation and competitive benchmarking when determining such allocation.

In setting 2017 target compensation levels for its NEOs, the Company used the Executive Compensation Peer Group detailed below. The 2017 target annual TDC opportunities, consisting of base salary, target AICP, and annual long-term incentive awards, were determined to be, on average, competitive with the market median.

Executive Compensation Peer Group

Avis Budget Group, Inc.	Republic Services, Inc.

Cintas Corporation	Ryder System, Inc.

H.D. Supply Holdings, Inc.	Trinity Industries, Inc.

Hertz Global Holdings, Inc.	Waste Management, Inc.

J.B. Hunt Transport Services, Inc.	WESCO International, Inc.

MSC Industrial Direct Co., Inc.	W.W. Grainger, Inc.

Pitney Bowes, Inc.

Peer Data ($M)(1)

Percentile	Annual Revenue	Market Cap	Enterprise Value

75th	$8,211	$13,311	$14,450

50th	$6,787	$5,827	$12,033

25th	$4,588	$3,388	$6,639

URI(2)	$6,000	$10,561	$18,039

Percentile Rank	30th	70th	85th

(1)	As presented to the Committee in May 2017. Market-based metrics are as of March 2017 and revenue is as of the end of each company’s then most recent quarter.

(2)	United Rentals’ annual revenue is estimated 2017 revenue as of March 2017 and does not reflect actual results. United Rentals’ market-based metrics are as of March 2017.

THE 2017 EXECUTIVE COMPENSATION PROGRAM IN DETAIL

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. Base salary levels are reviewed annually. When making adjustments, the Committee considers the Company’s overall performance; the executive’s individual performance; the executive’s experience, career potential, and tenure with the Company; the applicable terms, if any, of the executive’s employment agreement; and competitive market practices. Decisions are generally made during the first quarter of the fiscal year and effective in April.

For 2017, the Committee determined the appropriate annual base salary rate for each NEO as set forth in the table below. Mr. Flannery received an above average base salary increase to improve his competitive position relative to our peer group. Mr. Kneeland’s base salary was not increased in 2017 from the level established on October 22, 2012.

NEO	2016	2017	% Increase

Michael Kneeland	$950,000	$950,000	0%

William Plummer	$599,872	$618,051	3.03%

Matthew Flannery	$599,872	$650,021	8.36%

Dale Asplund	$523,623	$550,014	5.04%

Craig Pintoff	$475,010	$500,053	5.27%

During the first quarter of 2018, based on the annual review, the Committee determined to increase base salaries for Messrs. Kneeland, Plummer, Asplund and Pintoff by $50,000, $18,542, $24,986 and

$49,955, respectively, effective April 1, 2018. Mr. Kneeland’s base salary had not previously been increased since October 22, 2012. The Committee also decided to increase Mr. Flannery’s salary by $99,979, effective March 8, 2018, in connection with his promotion from Executive Vice President to President.

Annual Incentive Compensation Plan

2017 AICP At-A-Glance

2017 AICP Targets

Target bonus opportunities are expressed as a percentage of base salary, and are established based on the NEO’s level amounts. In March 2017, the Committee determined to increase the target award opportunity for Mr. Flannery to 100% (from 90%), effective January 1, 2017 to better align his compensation with market practice. Following that increase, target award opportunities for 2017 were as follows:

NEO	Target AICP (as a % of Base Salary)

Michael Kneeland	150%

William Plummer	90%

Matthew Flannery	100%

Dale Asplund	90%

Craig Pintoff	90%

2017 Funding Levels and Results

The chart below shows the 2017 goals set for Adjusted EBITDA and EPI, as well as actual results.

Payout Level	% of Target	2017 Performance Metrics ($M)(1)

		Adjusted EBITDA (70% weighting)(1)(2)	EPI (30% weighting)(1)(2)
Maximum	200%	$3,121	$49
Target	100%	$2,971	$(49)
Threshold	50%	$2,671	$(244)
		$3,158	$47.2
Actual(2)(3)		200.0% of Target	195.5% of Target
Funded Amount		198.7% of Target

(1)	Reflects the revised goals under the incentive plans in connection with the acquisition of NES in April 2017 and acquisition of Neff in October 2017. The revised goals included significant increases to the Adjusted EBITDA goals (to prevent unfair windfall to participants) and minor decreases to the EPI goals (to prevent any unfair penalization).

(2)	For purposes of the AICP, Adjusted EBITDA is as defined on page 24 of the Company’s 2017 Annual Report on Form 10-K, with an additional adjustment to normalize for the foreign exchange rate impact. EPI results were further adjusted to exclude the effects of our 2017 debt redemptions.

(3)	The actual percent of target achieved for performance between the established levels is calculated based on straight-line interpolation.

2017 Individual Performance Adjustment

Once the initial level of incentive funding is determined based on the achievement of adjusted EBITDA and EPI as described above, the Committee may adjust each NEO’s funding level by 90% to 110% based on the achievement of individual performance goals. The Committee retains discretion to further adjust the award downward or upward based on its overall assessment of performance.

To assess individual performance, the Committee selected qualitative goals tied to key strategic initiatives, as well as each NEO’s respective areas of responsibility. For Messrs. Kneeland, Plummer, and Flannery, the Committee selected individual discretionary goals tied to: branch productivity; safety performance; recruitment of diverse employees; and customer service at our branch operations, none of which are dispositive or individually weighted.

For Mr. Asplund, key individual goals were tied to: increased efficiency in fleet management; credit and collections improvements; efficient use of shared services; and information and technology matters, none of which are dispositive or individually weighted. For Mr. Pintoff, key individual goals were tied to: corporate governance matters; litigation management; coordination of board activities; securities and other regulatory filings; business development; talent management; succession planning; recruitment of diverse employees; training and development; and reduction in legal and human resources expenses, none of which are dispositive or individually weighted.

2017 AICP Pay Outcomes

Based on the above adjusted EBITDA and EPI results, the funding of the annual incentive amounts was set at 198.7% of each NEO’s applicable bonus target, subject to adjustment up or down between 90% and 110% of the funded amount based on the achievement of the specific performance metrics assigned to the NEO.

To further align the economic interests of our NEOs with those of our stockholders, earned annual incentive amounts were generally delivered as 82% in cash and 18% in vested shares of the Company’s common stock for 2017. The following table lists the actual awards and bonuses paid to the NEOs in 2017.

NEO	Actual Payout (As a % of Funded Amount)	Actual Payout ($)
		Cash(1)	Vested Shares(1)
Michael Kneeland	101%	$2,337,000	$513,000
William Plummer(2)	110%	$1,018,830	$196,958
Matthew Flannery	110%	$1,165,016	$255,735
Dale Asplund(2)	110%	$926,149	$155,801
Craig Pintoff	110%	$806,609	$177,060
(1)	Amounts rounded to the nearest dollar.

(2)	For Messrs. Plummer and Asplund, who elected to defer a portion of their annual incentive payment under the Executive Nonqualified Excess Plan (discussed on page 51), the 82% cash and 18% stock split is applied to the non-deferred portion of their earned amount (and the deferred portion is shown in the cash column in the table above).

As discussed below under “Stock Ownership Guidelines,” the NEOs are required to hold between three and six times their respective base salaries in the Company’s common stock, depending on their position. Until this guideline is met, the NEOs must retain 50% of the Company’s common stock received upon the exercise, vesting, or payment of equity-based awards granted by the Company, including the shares paid in respect of their 2017 annual incentives. Each of the NEOs had satisfied the stock ownership guidelines when their holdings were measured as of December 31, 2017.

Long-Term Incentive Plan (“LTIP”) (Equity Compensation)

Equity compensation directly aligns the interests of the NEOs with those of our stockholders. In 2017, the Company granted equity compensation under our Second Amended and Restated 2010 Long-Term Incentive Plan (“2010 LTIP”) as follows:

Performance-based RSUs are earned and vest only when a specified performance level is achieved. Time-based RSUs vest ratably over a three-year period based solely on continued service. Time-based RSUs help to secure and retain executives and instill an ownership mentality. Historically, the Company’s RSUs have not earned any dividend equivalents.

2017 LTIP Awards

In determining the size of each equity award granted, the Committee considers a variety of factors, including benchmarking data on competitive long-term incentive values, the percentage of long-term incentive value to be allocated to performance-based RSUs and time-based RSUs, and the NEO’s position within the Company. The actual number of RSUs (both performance-based and time-based) granted is calculated by dividing the dollar value of the award by the closing price of the Company’s stock on the equity award grant date. The table below shows the awards awarded for fiscal 2017 for each of the NEOs:

NEO	2017 LTIP Awards
	2017 Performance-Based RSUs(1)	2017 Time-Based RSUs(2)
Michael Kneeland	38,527	9,632
William Plummer	8,630	3,699
Matthew Flannery	8,630	3,699
Dale Asplund(3)	5,933	2,543
Craig Pintoff	5,933	2,543

(1)	Any earned performance-based RSUs vest in one-third increments annually, subject to the satisfaction of the performance criteria described below.

(2)	Time-based RSUs vest in one-third increments on each anniversary of the grant date, subject to continued employment, with full vesting on the third anniversary of grant.

(3)	In addition to his annual LTIP award, Mr. Asplund also received 2,697 performance-based RSUs and 1,156 time based RSUs in recognition of his increased responsibilities.

A Closer Look at Performance-Based RSUs (“PRSUs”)

Performance-based RSUs measure year-over-year performance over the course of a three-year period, rather than a single measurement at the end of three years, to better account for the dynamic nature of our business. Accordingly, one-third of our NEOs’ performance-based RSUs are eligible to vest each year, in an amount ranging from 0% to 200% of target, based on achievement of annual performance metrics and subject to the NEO’s continued employment through fiscal year-end. We measure performance annually because we operate in a highly cyclical and volatile business environment in which forecasting multi-year performance is extremely difficult and possibly counterproductive. We maintain a long-term perspective by requiring multi-year vesting and denominating our awards in stock, which, coupled with our robust stock ownership guidelines, effectively aligns management’s long-term interests with those of our stockholders.

Understanding the Differences:

Reported PRSUs in the Summary Compensation Table vs. Target PRSUs Approved by the Compensation Committee

As discussed above, PRSUs vest annually over a three-year period based on the attainment of performance goals that are set and measured in each year of the three-year period. While the annual goal-setting feature is appropriate due to the highly-cyclical and volatile business environment in which we operate, it can result in differences between the reported PRSU award grant date fair value (“GDFV”) in the Summary Compensation Table and the target PRSU award GDFV that is approved by the Committee based on targeted market position and performance. This discussion and the table below is not intended to be a replacement or substitute for the Summary Compensation Table set forth on page 55.

The differences in GDFVs are due to the SEC requirement that PRSU award values disclosed in the Summary Compensation Table reflect the GDFV of the PRSU as determined under SEC accounting rules, which stipulate that grant date is established when the underlying terms of the award are fixed. Because our PRSU goals are set on an annual basis, the grant date and associated award fair value is established annually over the three-year performance period—resulting in differences between what is reported in the Summary Compensation Table (further described in footnote 3 thereto) and the amount of the award the Committee originally awarded. Specifically, in years when the stock price declines, reported PRSU award GDFV will be lower than the target GDFV. In years when the stock price increases, like in 2017, reported PRSU award GDFV will exceed the target GDFV.

The table below shows, for the past three years, how the reported PRSU award GDFV for our CEO has deviated from target GDFV. For 2017, the CEO’s reported PRSU award GDFV value was meaningfully above target GDFV. This was a direct result of our strong stock price performance in 2017.

	2015	2016	2017
Stock Price at Grant	$87.05	$59.85	$129.78
Target PRSU GDFV Approved by the Compensation Committee (000’s)	$5,000	$5,000	$5,000
Reported PRSU GDFV in the Summary Compensation Table (000’s)	$5,104	$3,915	$7,766
Difference between Target and Reported for CEO	$104	($1,085)	$2,766

For 2017, the Committee selected total revenue and ROIC (as defined below) as the relevant performance metrics. The chart below shows the performance goals set for total revenue and ROIC, as well as actual results. Consistent with our program structure, these metrics applied to the first tranche of performance-based RSUs awarded in 2017; the second tranche of performance-based RSUs awarded in 2016; and the third tranche of performance-based RSUs awarded in 2015.

Payout Level	% of Target	2017 Performance Metrics ($M)
		Total Revenue (70% weighting)(1)	ROIC (30% weighting)(1)
Maximum	200%	$6,470	8.60%
Target	100%	$6,270	7.99%
Threshold	50%	$5,770	6.46%
Actual(1)		$6,623	8.81%
		200.0% of Target	200.0% of Target
Earned Amount		200.0% of Target

(1)	Reflects the revised goals under the incentive plans in connection with the acquisition of NES in April 2017 and acquisition of Neff in October 2017. The revised goals included significant increases to the total revenue goals (to prevent unfair windfall to participants) and minor decreases to the ROIC goals (to prevent any unfair penalization). For purposes of the PRSUs, the total revenue and ROIC goals include an adjustment to normalize for the foreign exchange rate impact. ROIC results were further adjusted to exclude the effects of our 2017 debt redemptions.

2017 PRSU Outcomes

Based on 2017 performance results, the Committee determined that 200.0% of the target performance-based RSUs were earned for the performance cycle. These PRSUs were settled in shares of the Company’s common stock in the first quarter of 2018.

OTHER PRACTICES, POLICIES AND GUIDELINES

Stock Ownership Guidelines

Stock ownership guidelines are a key vehicle for aligning the interests of management and the Company’s stockholders. A meaningful direct ownership stake by our NEOs demonstrates to our investors that each NEO has a strong commitment to the Company’s success. The Committee maintains stock ownership guidelines for our NEOs and other Company officers with a title of vice president and above. For 2017, our stock ownership guidelines were as follows:

Title	Multiple of Base Salary
CEO	6.0x
Executive Vice Presidents	3.0x
Senior Vice Presidents	2.0x
Vice Presidents and Region Vice Presidents	1.0x

Shares that count toward meeting these ownership guidelines include: shares directly owned by the executive; shares beneficially owned by the executive, such as shares held in “street name” through a broker or shares held in trust; amounts credited to the executive’s deferred compensation or 401(k) accounts that are invested or deemed invested in the Company’s common stock; unvested restricted stock or RSUs that vest based on continued service; and the value of the spread (the difference between the exercise price and the full market value of the Company’s common stock) of fully vested stock options.

Until the guidelines are met, NEOs and other officers are required to retain 50% of the net shares of the Company’s common stock received upon the exercise, vesting or payment of equity-based awards granted by the Company. NEOs and other Company officers have five years from becoming an employee to come into compliance with the guidelines. They have an additional five years to come into compliance with the guidelines when moving to a position with a higher ownership level or from the date of increased ownership requirements for the same position. Each of the NEOs had satisfied the stock ownership guidelines when their holdings were measured as of December 31, 2017.

Anti-Hedging Policy; Anti-Pledging Policy

The Company prohibits transactions designed to limit or eliminate economic risks to our NEOs from owning the Company’s common stock, such as transactions involving options, puts, calls, or other derivative securities tied to the Company’s common stock. Our insider trading policy also prohibits the pledging of Company stock, including use as collateral for a margin loan, by directors, officers, employees, and consultants of the Company and its subsidiaries.

Clawback

For all RSU and stock option awards since 2009, including those held by each of Messrs. Kneeland, Plummer, Flannery, Asplund and Pintoff, the award forms include an “injurious conduct” provision that requires forfeiture of the award or, to the extent the award has vested or been exercised within six months prior to the occurrence of the relevant conduct, mandates reimbursement of shares or amounts realized. The injurious conduct concept is generally focused on actions that would constitute “cause” under an employment agreement, namely, actions that are in material competition with the Company or breach the executive’s duty of loyalty to the Company. In addition, we include “clawback” provisions in our NEOs’ employment agreements, including those with respect to Messrs. Kneeland, Plummer, Flannery and Pintoff, that generally require reimbursement of amounts paid under performance provisions (in the case of cash incentives and performance-based RSUs) if amounts were paid or shares vested based on financial results that subsequently become subject to certain “mandatory” restatements that would have led to lower payments or forfeiture of all or a portion of shares subject to an award.

Termination and Change in Control Benefits

The provision of reasonable severance benefits is common among similar companies and is essential to recruiting and retaining key executives. Accordingly, the employment agreements with our NEOs generally provide for varying levels of severance in the event that the Company terminates the executive’s employment without “cause” or the executive resigns with “good reason” (each as defined in the employment agreement with the executive, as set forth in more detail under “Benefits upon Termination of Employment”). Upon a qualifying termination, Mr. Kneeland would receive 450% of his base salary paid over a two-year period; Mr. Plummer would receive 190% of his base salary paid over a one-year period; Mr. Flannery would receive 380% of his base salary paid over a two-year period; Mr. Asplund would receive 100% of his base salary paid over a one-year period; and Mr. Pintoff would receive 180% of his base salary paid over a one-year period. The Company also provides each NEO with COBRA continuation coverage for a 12 to 18 month period.

Severance payments to the NEOs are conditioned on the execution of a release of claims in favor of the Company. In addition, each of the NEOs is subject to non-competition and non-solicitation restrictions for a period of time following their termination, as described in more detail under “Benefits upon Termination of Employment.” All RSUs and stock options granted to each of the NEOs since 2011 provide for forfeiture on the NEO’s termination of employment for any reason, except in the case of a change in control as described below. Upon a termination as a result of death or permanent disability, a pro rata portion of the awards vest, based on the number of days between the beginning of the applicable performance period and the date of termination. For awards made beginning in 2016, upon a termination as a result of retirement, time-based RSUs will vest and be delivered on the normal settlement schedule, and performance-based RSUs will vest based on actual performance for the full performance period and be delivered on the normal settlement schedule. For the NEOs other than Mr. Kneeland, retirement requires: (1) attainment of age 60; (2) age plus years of continuous service equal to at least 70; and (3) at least one year’s prior written notice of retirement. For Mr. Kneeland, retirement treatment is only available for grants outstanding for at least six months prior to retirement and requires attainment of age 65.

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers and, accordingly, the Committee believes that appropriate change in control provisions are important tools for aligning executive interests in change in control scenarios with those of stockholders. In addition, changes to the Company following a change in control may affect the ability to achieve previously set performance measures. Consequently, outstanding RSUs and stock option awards held by the NEOs provide for “double trigger” treatment upon a change in control. A “change in control” for this purpose is defined in the employment agreement with the executive or in the applicable award agreement, as set forth in more detail under “Benefits upon a Change in Control.” If the change in control results in shares of common stock of the Company (or any direct or indirect parent entity) being publicly traded, then all such RSUs and stock options will vest in full, and all performance conditions for performance-based RSUs will be deemed satisfied at the target level, only if there is also a termination by the Company without “cause” or by the individual for “good reason” within 12 months following the change in control. However, in the limited circumstances that the change in control results in none of the common stock of the Company (or any direct or indirect parent entity) being publicly traded following a change in control, then all such RSUs and stock options will vest in full, and all performance conditions for performance-based RSUs will be deemed satisfied at their target level, upon the change in control.

The Internal Revenue Code imposes an excise tax on the value of certain payments that are contingent upon a change in control, referred to as parachute payments, which exceed a safe harbor amount. The Company does not provide any executive with a gross-up for any excise tax that may be triggered. Mr. Kneeland’s employment agreement provides that if he receives payments that would result in the imposition of the excise tax, such payments will be reduced to the safe harbor amount so that no excise tax is triggered if the net after-tax benefit to him is greater than the net after-tax benefit that he would receive if no reduction occurred.

The severance and change in control provisions of our NEOs’ employment agreements and other arrangements are described in detail in the sections “Benefits upon Termination of Employment” and “Benefits upon a Change in Control,” respectively.

Employment Agreements

We have entered into employment agreements with each of the NEOs: for Mr. Kneeland, effective August 22, 2008; for Mr. Plummer, effective December 1, 2008; for Mr. Flannery, effective March 12, 2010; for Mr. Asplund, effective April 28, 2008; and for Mr. Pintoff, effective January 20, 2016.

The employment agreements generally provide that the NEOs are entitled to participate in, to the extent otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites generally provided by us to our executives, including family medical insurance (subject to applicable employee contributions). Upon termination of employment or a change in control of the Company, the employment agreements provide for the benefits described above under “Termination and Change in Control Benefits,” and below under “Benefits upon Termination of Employment” and “Benefits upon a Change in Control.”

The employment agreements also generally provide that, during the period of employment, the NEO shall not engage in any activity that would conflict with the executive’s duties and cannot engage in any other employment. In addition, the employment agreements generally provide for two-year (one-year for Messrs. Plummer and Pintoff) non-compete and non-solicit restrictions.

Indemnification Agreements

We have entered into indemnification agreements with each of the NEOs. These agreements provide, among other things, for us to indemnify and advance expenses to the NEOs against specified claims and liabilities that may arise in connection with each NEO’s services to the Company.

Other Benefits and Perquisites

Nonqualified Deferred Compensation Plan

The Company’s nonqualified deferred compensation plan, the Executive Nonqualified Excess Plan (“ENEP”), is an unfunded plan. The participants in the plan are unsecured general creditors of the Company. The ENEP permits a select group of management and other highly compensated employees, including the NEOs, and independent contractors of the Company to defer all or part of their base salary and annual incentive compensation. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan. The ENEP also provides for additional credits that are discretionary on the part of the Company. The Company did not make any contributions to the ENEP in 2017.

Retirement Benefits

The Company maintains a 401(k) plan for all employees, and provides discretionary employer-matching contributions (subject to certain limitations, including an annual limit of $3,000 for 2017 for our NEOs) based on an employee’s contributions.

Perquisites and Other Personal Benefits

We maintain various employee benefit programs, including health and medical benefits, for all of our employees, including our NEOs. In addition, all executives who are senior vice presidents or above, including the NEOs, are eligible to participate in an Executive Wellness Program.

The Company does not have a formal perquisite policy, although the Committee periodically reviews perquisites for our NEOs. Rather, there are certain specific perquisites and benefits with which the Company has agreed to compensate particular executives based on their specific situations. Among these are relocation costs, including temporary housing and living expenses, and use of Company vehicles. In order to make travel time more conducive to work-related activities, we may periodically provide our executives with business-class travel on commercial airlines when traveling for work-related matters.

For 2017, none of the NEOs received perquisites or personal benefits with a total value exceeding $10,000, with the exception of Mr. Kneeland, whose Company-paid supplemental life insurance premium was $10,405. Please see the “All Other Compensation” column of the “Summary Compensation Table” on page 55 for more information.

Tax and Accounting Considerations

When reviewing compensation matters, the Committee considers the anticipated tax and accounting treatment of various payments; the impact to the Company; and, when relevant, to the executive.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits to $1 million the annual tax deduction for compensation paid to each of the ”covered employees”. However, compensation that does not exceed $1 million during any fiscal year or, prior to the Tax Cuts and Jobs Act enacted in December 2017, that qualifies as “performance-based compensation” (as defined under applicable tax regulations) is deductible. The Committee considers these requirements when designing compensation programs for our NEOs and remains cognizant of the changes to federal tax law. The Tax Cuts and Jobs Act eliminates the exception to the deductibility limit for qualifying “performance-based compensation” (unless the compensation qualifies for certain transition relief under the rules, the scope of which is currently uncertain) for taxable years beginning after December 31, 2017. In addition, the definition of “covered employees” was expanded to include a company’s chief financial officer (in addition to the chief executive officer and three other most highly paid executive officers), plus any individual who has been a “covered employee” in any taxable year beginning after December 31, 2016.

Both the AICP and the 2010 LTIP were designed to allow for the issuance of awards that satisfy the “performance-based compensation” exception under Section 162(m). These plans operate separately and each permits payment in both cash and stock-based awards, so as to maximize the Company’s flexibility to award deductible compensation while maintaining a pay structure consistent with our compensation philosophy. In the first quarter of 2017, the Committee established performance criteria and set 0.313% of adjusted EBITDA (defined as set forth on page 24 of the Company’s Form 10-K for the year ended December 31, 2017) as the Section 162(m)-compliant maximum for the aggregate amount of incentives awarded to the NEOs under the AICP for the 2017 performance period. This limit did not serve as a basis for the Committee’s compensation decisions for our NEOs, but rather provided for the maximum amount of tax-deductible incentive compensation that the Committee could award to the NEOs under the AICP, with the Committee retaining the discretion to pay less than the maximum. Once the maximum amount was established, actual award levels were determined based on achievement under the Company’s 2017 incentive program. Similarly, for Section 162(m) purposes, the Committee established a minimum adjusted EBITDA metric as a prerequisite for funding of the 2017 performance-based RSUs at maximum, with actual award levels determined based on achievement under the 2017 incentive program.

The Committee does not necessarily limit executive compensation to the amount deductible under Section 162(m). Rather, it considers the available alternatives and acts to preserve the deductibility of compensation in its discretion to the extent reasonably practicable and consistent with its other compensation objectives. The Committee may, in its discretion, approve compensation that will not meet these requirements when it determines that such payments are in the best interests of the Company and our stockholders, such as to ensure competitive levels of total compensation for the NEOs, or for other reasons.

Compensation and Risk Management

The Committee performs an annual risk assessment of our executive compensation programs. In 2017, the Committee considered both risk mitigators and risk aggravators—elements of the executive compensation architecture that potentially mitigate excessive risk or encourage risk-taking, respectively. On balance, the Committee found that the sum total of the risk mitigators greatly outweighed the risk aggravators. The risk mitigators include: the opportunity for stockholders to cast advisory votes on executive compensation, stock ownership guidelines for executives, an independent compensation committee and compensation consultant, clawback provisions in employment and equity award agreements, a clearly defined pay philosophy, peer group and market positioning to support the Company’s business objectives, provisions enabling the use of negative discretion in certain payouts, and an effective balance of cash and equity compensation. In performing its assessment, the Committee took into account the annual risk review of the Company’s compensation programs led by the ERM Council comprised of senior representatives from field operations and from each of the primary corporate functions.

The ERM Council leads a review of the Company’s compensation policies and practices annually to ensure that they appropriately balance short-term and long-term goals and risks and rewards. Specifically, this review includes the annual cash incentive program that covers all senior management and a broad employee population, and equity compensation. These plans are designed to focus senior management and employees on increasing stockholder value and enhancing financial results. Based on this comprehensive review in 2017, we concluded that our compensation program does not encourage excessive risk-taking. We are confident that our program is aligned with the interests of our stockholders and rewards for performance.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K and discussed that analysis with management and with the Compensation Committee’s independent compensation consultant. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s annual report on Form 10-K and in this Proxy Statement.

THE COMPENSATION COMMITTEE

Donald C. Roof, Chairman Gracia Martore Singleton B. McAllister Filippo Passerini

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2017, 2016 and 2015. Mr. Pintoff became an NEO in 2016, and thus his compensation for 2015 is not included in the table below.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)(2)(3)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(6)	Total ($)
Michael Kneeland	2017	950,000	(7)	—	9,015,557		—	2,850,000	13,405	12,828,962
President and	2016	950,000		—	9,522,541	(5)	—	1,163,086	3,000	11,638,627
Chief Executive Officer	2015	950,000		—	6,353,954	(4)	—	770,925	3,000	8,077,879

William Plummer	2017	613,506	(8)	—	2,134,232		—	1,215,788	3,000	3,966,526
Executive Vice	2016	595,504		—	2,184,882	(5)	—	440,654	3,000	3,224,040
President and Chief	2015	576,800		—	1,372,779	(4)	—	283,571	3,000	2,236,150
Financial Officer

Matthew Flannery	2017	637,484	(9)	—	2,134,232		—	1,420,751	3,000	4,195,467
Executive Vice	2016	595,504		—	2,184,882	(5)	—	440,654	3,000	3,224,040
President and Chief	2015	576,800		—	1,372,779	(4)	—	283,571	3,000	2,236,150
Operating Officer

Dale Asplund	2017	543,416	(10)	—	1,707,126		—	1,081,950	3,000	3,335,492
Executive Vice President	2016	519,807		—	1,474,422	(5)	—	402,124	3,000	2,399,353
Business Services and	2015	503,779		—	956,418	(4)	—	242,025	3,000	1,705,222
Chief Information Officer

Craig Pintoff	2017	493,792	(11)	—	1,285,601		—	983,669	3,000	2,766,062
Executive Vice President,	2016	473,046		—	1,634,691			364,794	3,000	2,475,531
Chief Administrative and
Legal Officer

(1)	Except as otherwise noted, the amount in this column represents the grant date fair value of the stock awards or option awards, as applicable, computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), disregarding for this purpose the effect of estimated forfeitures.

(2)	Pursuant to FASB ASC Topic 718, the accounting grant date is the date the performance metrics are approved by the Compensation Committee and communicated to the employee. Since the Compensation Committee does not establish performance metrics until after the beginning of each fiscal year, the performance-based RSUs subject to performance vesting in years 2018 and 2019 have not been expensed and are therefore not included in the table above.

(3)	Amounts for each NEO include the aggregate grant date fair value of time-based RSUs and performance-based RSUs. The aggregate grant date fair value of performance-based RSUs granted on March 6, 2017 as determined under applicable accounting rules, which represents the first tranche of the performance-based RSUs awarded in 2017, the second tranche of the performance-based RSUs awarded in 2016 and the third tranche of the performance-based RSUs awarded in 2015, is computed in accordance with FASB ASC Topic 718, and represents the probable grant date fair values on the date of grant based on target performance. The grant date fair value of such awards for Mr. Kneeland is $7,765,516 (representing 19,146 RSUs awarded in 2015, 27,847 RSUs awarded in 2016 and 12,843 RSUs awarded in 2017), for Mr. Plummer is $1,654,176 (representing 4,021 RSUs awarded in 2015, 5,848 RSUs awarded in 2016 and 2,877 RSUs awarded in 2017), for Mr. Flannery is $1,654,176 (representing 4,021 RSUs awarded in 2015, 5,848 RSUs awarded in 2016 and 2,877 RSUs awarded in 2017), for Mr. Asplund is $1,227,070 (representing 2,680 RSUs awarded in 2015, 3,898 RSUs awarded in 2016 and 2,877 RSUs awarded in 2017) and for Mr. Pintoff is $955,570 (representing 1,876 RSUs awarded in 2015, 3,509 RSUs awarded in 2016 and 1,978 RSUs awarded in 2017). At the maximum level of performance, the grant date fair value for Mr. Kneeland is $15,531,032 (representing 38,292 RSUs awarded in 2015, 55,694 RSUs awarded in 2016 and 25,686 RSUs awarded in 2017), for Mr. Plummer is $3,308,352 (representing 8,042 RSUs awarded in 2015, 11,696 RSUs awarded in 2016 and 5,754 RSUs awarded in 2017), for Mr. Flannery is $3,308,352 (representing 8,042 RSUs awarded in 2015, 11,696 RSUs awarded in 2016 and 5,754 RSUs awarded in 2017), for Mr. Asplund is $2,454,140 (representing 5,360 RSUs awarded in 2015, 7,796 RSUs awarded in 2016 and 5,754 RSUs awarded in 2017) and for Mr. Pintoff is $1,911,140 (representing 3,752 RSUs awarded in 2015, 7,018 RSUs awarded in 2016 and 3,956 RSUs awarded in 2017). Assumptions used to calculate these amounts are set forth in footnote 2 to “Grants of Plan-Based Awards in 2017” and in “Notes to Consolidated Financial Statements—2. Summary of Significant Accounting Policies—Stock-Based Compensation” in the Company’s Form 10-K for the year ended December 31, 2017.

(4)	Includes the following amounts of performance-based RSUs that were granted in 2015 but did not pay out because the threshold performance metrics were not achieved for 2015: Mr. Kneeland, $5,103,916; Mr. Plummer, $922,730; Mr. Flannery, $922,730; Mr. Asplund, $656,357. As discussed in the Company’s 2015 proxy statement, the Committee adjusted the 2015 performance metrics for all other performance-based RSU recipients to normalize for the foreign exchange rate effect and take into account EPI rates below the 50% threshold, resulting in a 55.7% payout, but was unable to make such an adjustment to the NEOs’ awards. The 2015 long-term incentive payouts for the NEOs therefore took the form of new grants of an equivalent number of shares of the Company’s common stock made in January 2016, as further discussed in footnote 5 below.

(5)	Includes the following amounts of vested shares granted to the NEOs under the AICP in January 2016 in respect of 2015 performance: Mr. Kneeland, $1,857,971; Mr. Plummer, $335,935; Mr. Flannery, $335,935; Mr. Asplund, $238,938. As discussed in the Company’s 2015 proxy statement and footnote 4 above, the Committee adjusted the 2015 performance metrics for all other performance-based RSU recipients to normalize for the foreign exchange rate effect and take into account EPI rates below the 50% threshold, resulting in a 55.7% payout, but was unable to make such an adjustment to the NEOs’ awards. The 2015 long-term incentive payouts for the NEOs therefore took the form of new grants of an equivalent number of shares of the Company’s common stock made in January 2016. The Committee took into account those forfeited awards when determining 2015 bonuses payable under the AICP. The Company considers those awards to be part of 2015 compensation, but due to the timing of the grants, the value of the vested shares is included in the Summary Compensation Table for 2016.

(6)	This column includes the Company’s matching contributions to the Company’s 401(k) plan, which for 2017 was $3,000 for each NEO. For Mr. Kneeland, this column also includes $10,405 for a supplemental life insurance premium paid on his behalf by the Company.

(7)	Mr. Kneeland’s base salary was not adjusted in 2017 from the level set on October 22, 2012.

(8)	Mr. Plummer’s annual base salary was $599,872 through March 31, 2017 and was raised to $618,051 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2017. Mr. Plummer elected to defer $105,416 of his annual base salary under the Deferred Compensation Plan, as described below under “Nonqualified Deferred Compensation in 2017.”

(9)	Mr. Flannery’s annual base salary was $599,872 through March 31, 2017 and was raised to $650,021 to reflect a merit increase and to improve his competitive position relative to our Executive Compensation Peer Group in connection with our annual review of our NEOs’ base salaries, effective April 1, 2017.

(10)	Mr. Asplund’s annual base salary was $523,623 through March 31, 2017 and increased to $550,014 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2017. Mr. Asplund elected to defer $127,702 of his annual base salary under the Deferred Compensation Plan, as described below under “Nonqualified Deferred Compensation in 2017.”

(11)	Mr. Pintoff’s annual base salary was $475,010 through March 31, 2017 and was raised to $500,053 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2017.

Grants of Plan-Based Awards in 2017

The table below summarizes the equity and non-equity awards granted to the NEOs in 2017.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)(3)	Target ($)(3)	Maximum ($)(3)	Threshold (#)(4)	Target (#)(4)	Maximum (#)(4)
Michael Kneeland	3/6/2017	—	—	—	6,422	12,843	25,686	—	—	—	1,666,765
	3/6/2017	—	—	—	13,924	27,847	55,694	—	—	—	3,613,984
	3/6/2017	—	—	—	9,573	19,146	38,292	—	—	—	2,484,768
	3/6/2017	—	—	—	—	—	—	9,632	—	—	1,250,041
		712,500	1,425,000	3,135,000	—	—	—	—	—	—	—

William Plummer	3/6/2017	—	—	—	1,439	2,877	5,754	—	—	—	373,377
	3/6/2017	—	—	—	2,924	5,848	11,696	—	—	—	758,953
	3/6/2017	—	—	—	2,011	4,021	8,042	—	—	—	521,845
	3/6/2017	—	—	—	—	—	—	3,699	—	—	480,056
		278,123	556,246	1,223,741	—	—	—	—	—	—	—

Matthew Flannery	3/6/2017	—	—	—	1,439	2,877	5,754	—	—	—	373,377
	3/6/2017	—	—	—	2,924	5,848	11,696	—	—	—	758,953
	3/6/2017	—	—	—	2,011	4,021	8,042	—	—	—	521,845
	3/6/2017	—	—	—	—	—	—	3,699	—	—	480,056
		325,011	650,021	1,430,046	—	—	—	—	—	—	—

Dale Asplund	3/6/2017	—	—	—	1,439	2,877	5,754	—	—	—	373,377
	3/6/2017	—	—	—	1,949	3,898	7,796	—	—	—	505,882
	3/6/2017	—	—	—	1,340	2,680	5,360	—	—	—	347,810
	3/6/2017	—	—	—	—	—	—	3,699	—	—	480,056
		247,506	495,013	1,089,028	—	—	—	—	—	—	—

Craig Pintoff	3/6/2017	—	—	—	989	1,978	3,956	—	—	—	256,705
	3/6/2017	—	—	—	1,755	3,509	7,018	—	—	—	455,398
	3/6/2017	—	—	—	938	1,876	3,752	—	—	—	243,467
	3/6/2017	—	—	—	—	—	—	2,543	—	—	330,031
		250,027	450,048	990,105	—	—	—	—	—	—	—

(1)	The amounts in this column represent the number of time-based RSUs awarded to each of the NEOs in 2017.

(2)	The amounts in this column represent the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For stock awards, the grant date fair value is the fair market value of the Company’s common stock on the grant date multiplied by the number of shares subject to the grant. For a discussion of the assumptions involved in the Company’s valuations, please see “Notes to Consolidated Financial Statements—2. Summary of Significant Accounting Policies—Stock- Based Compensation” in the Company’s Form 10-K for the year ended December 31, 2017.

(3)	Represents the threshold, target and maximum, as applicable, annual incentive amounts payable under the 2017 AICP. Under the 2017 AICP, as described under “—Compensation Discussion and Analysis—The 2017 Executive Compensation Program in Detail—Annual Incentive Compensation Plan” above, the funding of the annual cash incentive is based on the achievement of Adjusted EBITDA and EPI, weighted 70% and 30%, respectively, and each independent of the other. The Committee retains discretion to pay cash incentives above or below the estimated range shown in the table above. The actual incentive amounts paid to our NEOs for 2017 performance pursuant to the 2017 AICP are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(4)

Represents the target, threshold and maximum number of awards for the third tranche of performance-based RSUs awarded in 2015, the second tranche of performance-based RSUs awarded in 2016 and the first tranche of the performance-based RSUs awarded on March 6, 2017 that have been accounted for pursuant to FASB ASC Topic 718. With regard to the performance-based RSUs awarded in 2015, the target number of units granted on March 6, 2017, without regard to grant date (as determined under applicable accounting rules), was 19,146 for Mr. Kneeland, 4,021 for Mr. Plummer, 4,021 for Mr. Flannery, 2,680 for Mr. Asplund and 1,876 for Mr. Pintoff. With regard to the performance-based RSUs awarded in 2016, the target number of units granted on March 6, 2017, without regard to grant date (as determined under applicable accounting rules), was 27,847 for Mr. Kneeland, 5,848 for Mr. Plummer, 5,848 for Mr. Flannery, 3,898 for Mr. Asplund and 3,509 for Mr. Pintoff. With regard to the performance-based RSUs awarded in 2017, the target number of units granted on March 6, 2017, without regard to grant date (as determined under applicable accounting rules), was 12,843 for Mr. Kneeland, 2,877 for Mr. Plummer, 2,877 for Mr. Flannery, 2,877 for Mr. Asplund and 1,978 for Mr. Pintoff. As described under “—Compensation Discussion and Analysis—The 2017 Executive Compensation Program in Detail—Long Term Incentive Plan (“LTIP”) (Equity Compensation)” above, the number of units that will vest will vary from 0% to 200% of target based on achievement of annual performance metrics. Since the Compensation Committee does not establish performance metrics until after the beginning of each fiscal year, the units subject to performance vesting in years 2018 and 2019 have not been expensed and are therefore not included in the table above.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the amount of unexercised and unvested stock options and unvested RSUs for each NEO as of December 31, 2017. The vesting schedule for each grant can be found in the footnotes to this table, based on the grant date.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(2)
Michael Kneeland	48,345	—	53.78	3/7/2023	129,950	(4)	22,339,705	53,532	9,202,686
	32,007	—	41.25	2/16/2022
	38,580	—	31.49	3/8/2021
	84,431	—	8.32	3/10/2020

William Plummer	12,722	—	53.78	3/7/2023	33,206	(5)	5,708,443	11,601	1,994,328
	9,602	—	41.25	2/16/2022
	13,500	—	31.49	3/8/2021
	85,000	—	8.32	3/10/2020
	100,000	—	3.38	3/13/2019

Matthew Flannery	—	—	—	—	33,206	(6)	5,708,443	11,601	1,994,328
	—	—	—	—
	—	—	—	—
Dale Asplund	—	—	—	—	27,243	(7)	4,683,344	9,652	1,659,275
Craig Pintoff	—	—	—	—	22,237	(8)	3,822,763	7,464	1,283,136

(1)	Amounts in this column reflect a closing price per share of the Company’s common stock on the NYSE of $171.91 on December 29, 2017 (the last business day of the fiscal year).

(2)	Amounts in this column include (i) time-based RSUs and (ii) performance-based RSUs based on the actual performance levels achieved for 2017. As described under “—Compensation Discussion and Analysis—The 2017 Executive Compensation Program in Detail—A Closer Look at Performance-Based RSUs (“PRSUs”)” above, in 2017, performance for both the revenue and ROIC metrics was above maximum, resulting in an earnout of 200.0% of performance-based RSUs eligible to vest for 2017; namely, the first tranche of 2017 awards, the second tranche of 2016 awards and the third tranche of 2015 awards.

(3)	Amounts in this column represent performance-based RSUs for which the applicable performance metrics had not been established as of December 31, 2017. In accordance with applicable accounting and SEC rules, these amounts do not appear in the Summary Compensation Table or Grants of Plan-Based Awards Table. Amounts are shown at target levels; actual amounts earned, if any, will be based on achievement of performance metrics for 2018 or 2019 (once established), as applicable.

For Mr. Kneeland, represents (i) 27,848 unvested performance-based RSUs remaining from awards on March 7, 2016 and (ii) 25,684 unvested performance-based RSUs remaining from awards on March 6, 2017; for Mr. Plummer, represents (i) 5,848 unvested performance-based RSUs remaining from awards on March 7, 2016 and (ii) 5,753 unvested performance-based RSUs remaining from awards on March 6, 2017; for Mr. Flannery, represents (i) 5,848 unvested performance-based RSUs remaining from awards on March 7, 2016 and (ii) 5,753 unvested performance-based RSUs remaining from awards on March 6, 2017; for Mr. Asplund, represents (i) 3,899 unvested performance-based RSUs remaining from awards on March 7, 2016 and (ii) 5,753 unvested performance-based RSUs remaining from awards on March 6, 2017; and for Mr. Pintoff, represents (i) 3,509 unvested performance-based RSUs remaining from awards on March 7, 2016 and (ii) 3,955 unvested performance-based RSUs remaining from awards on March 6, 2017.

(4)

Represents (i) 9,632 unvested time-based RSUs from a grant on March 6, 2017, 1,931 of which vested on March 6, 2018 and the remainder of which will vest ratably on March 6, 2019 and 2020 subject to continued employment; (ii) 13,923 unvested time-based RSUs from a grant on March 7, 2016, 6,962 of which vested on March 7, 2018 and the remainder of which will vest on March 7, 2019 subject to continued employment; (iii) 41,772 unvested time-based RSUs from a grant on March 7, 2016, all of which will cliff vest on March 7, 2019 subject to continued employment; (iv) 4,787 unvested time-based RSUs remaining from a grant on March 10, 2015, all of which vested on March 10, 2018; (v) 12,843 unvested performance-based RSUs from an award on March 6, 2017, which vested on January 22, 2018 based upon attainment of performance conditions related to 2017; (vi) 27,847 unvested performance-based RSUs from an award on March 7, 2016, which vested on January 22, 2018 based upon attainment of performance conditions related to 2017; and (vii) 19,146 unvested performance-based RSUs from an award on March 10, 2015, which vested on January 22, 2018 based upon attainment of performance conditions related to 2017.

(5)	Represents (i) 3,699 unvested time-based RSUs from a grant on March 6, 2017, 1,233 of which vested on March 6, 2018 and the remaining two-thirds of which will vest ratably on March 6, 2019 and 2020 subject to continued employment; (ii) 5,012 unvested time-based RSUs from a grant on March 7, 2016, 2,507 of which vested on March 7, 2018 and the remainder of which will vest on March 7, 2019 subject to continued employment; (iii) 10,026 unvested time-based RSUs from a grant on March 7, 2016, all of which will cliff vest on March 7, 2019 subject to continued employment; (iv) 1,723 unvested time-based RSUs remaining from a grant on March 10, 2015, all of which vested March 10, 2018; (v) 2,877 unvested performance-based RSUs from an award on March 6, 2017, which vested on January 22, 2018 based upon attainment of performance conditions related to 2017; (vi) 5,848 unvested performance-based RSUs from an award on March 7, 2016, which vested on January 22, 2018 based upon attainment of performance conditions related to 2017; and (vii) 4,021 unvested performance-based RSUs from an award on March 10, 2015, which vested on January 22, 2018 based upon attainment of performance conditions related to 2017.

(6)	Represents (i) 3,699 unvested time-based RSUs from a grant on March 6, 2017, 1,233 of which vested on March 6, 2018 and the remaining two-thirds of which will vest ratably on March 6, 2019 and 2020 subject to continued employment; (ii) 5,012 unvested time-based RSUs from a grant on March 7, 2016, 2,507 of which vested on March 7, 2018 and the remainder of which will vest on March 7, 2019 subject to continued employment; (iii) 10,026 unvested time-based RSUs from a grant on March 7, 2016, all of which will cliff vest on March 7, 2019 subject to continued employment; (iv) 1,723 unvested time-based RSUs remaining from a grant on March 10, 2015, all of which vested on March 10, 2018; (v) 2,877 unvested performance-based RSUs from an award on March 6, 2017, which vested on January 22, 2018 based upon attainment of performance conditions related to 2017; (vi) 5,848 unvested performance-based RSUs from an award on March 7, 2016, which vested on January 22, 2018 based upon attainment of performance conditions related to 2017; and (vii) 4,021 unvested performance-based RSUs from an award on March 10, 2015, which vested on January 22, 2018 based upon attainment of performance conditions related to 2017.

(7)	Represents (i) 3,699 unvested time-based RSUs from a grant on March 6, 2017, 1,233 of which vested on March 6, 2018 and the remaining two-thirds of which will vest ratably on March 6, 2019 and 2020 subject to continued employment; (ii) 3,342 unvested time-based RSUs from a grant on March 7, 2016, 1,671 of which vested on March 7, 2018 and the remainder of which will vest on March 7, 2019 subject to continued employment; (iii) 6,684 unvested time-based RSUs from a grant on March 7, 2016, all of which will cliff vest on March 7, 2019 subject to continued employment; (iv) 1,149 unvested time-based RSUs remaining from a grant on March 10, 2015, all of which vested on March 10, 2018; (v) 2,877 unvested performance-based RSUs from an award on March 6, 2017, which vested on January 22, 2018 based upon attainment of performance conditions related to 2017; (vi) 3,898 unvested performance-based RSUs from an award on March 7, 2016, which vested on January 22, 2018 based upon attainment of performance conditions related to 2017; and (vii) 2,680 unvested performance-based RSUs from an award on March 10, 2015, which vested on January 22, 2018 based upon attainment of performance conditions related to 2017.

(8)	Represents (i) 2,543 unvested time-based RSUs from a grant on March 6, 2017, 848 of which vested on March 6, 2018 and the remaining two-thirds of which will vest ratably on March 6, 2019 and 2020 subject to continued employment; (ii) 5,468 unvested time-based RSUs from a grant on January 11, 2016, 2,735 of which vested on January 11, 2018 and the remainder of which will vest on January 11, 2019 subject to continued employment; (iii) 3,007 unvested time-based RSUs from a grant on March 7, 2016, 1,504 of which vested on March 7, 2018 and the remainder will vest on March 7, 2019 subject to continued employment; (iv) 6,684 unvested time-based RSUs remaining from a grant on March 7, 2016, all of which will cliff vest on March 7, 2019 subject to continued employment; (v) 1,374 unvested time-based RSUs from a grant on December 8, 2015, all of which will vest on December 8, 2018 subject to continued employment; (vi) 804 unvested time-based RSUs from a grant on March 10, 2015, all of which vested on March 10, 2018; (vii) 1,978 unvested performance-based RSUs from an award on March 6, 2017, which vested on January 22, 2018 based upon attainment of performance conditions related to 2017; (viii) 3,509 unvested performance-based RSUs from an award on March 7, 2016, which vested on January 22, 2018 based upon attainment of performance conditions related to 2017; and (ix) 1,876 unvested performance-based RSUs from an award on March 10, 2015, which vested on January 11, 2018 based upon attainment of performance conditions related to 2017.

Option Exercises and Stock Vested in 2017

The table below summarizes, for each NEO, the number of shares acquired upon the exercise of stock options (with the value realized based on the difference between the closing price per share on the NYSE of our common stock and the exercise price on the date of exercise) and the vesting of stock awards in 2017 (with the value realized based on the closing price per share on the NYSE of our common stock on the date of vesting).

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Kneeland	—	—	71,132	8,179,111
William Plummer	—	—	17,416	2,038,029
Matthew Flannery	32,324	3,140,304	17,559	2,056,588
Dale Asplund	—	—	11,788	1,376,201
Craig Pintoff	—	—	13,668	1,649,728

Pension Benefits

The Company does not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation in 2017

The ENEP is an unfunded plan and the participants in the plan are unsecured general creditors of the Company. The ENEP permits a select group of management and other highly compensated employees and independent contractors of the Company to defer all or part of their base salary, service-based bonus and performance-based compensation. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan. The ENEP also provides for additional credits that are discretionary on the part of the Company. The Company did not make any contributions to the ENEP in 2017. Participants must elect to begin receiving distributions on a date at least two years following the end of the year of contribution and may receive payment of his or her vested account balance either in a single lump sum or in a series of annual installments over a period not to exceed five years. The entire vested account balance is paid out in a lump sum once a participant separates from service with the Company, unless the participant is 65 or older, in which case the participant may elect that the balance be paid out as a series of annual installments over a period not to exceed 10 years. The deferrals reflected in the table below were made under the ENEP.

Name	Executive Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ (Distributions) ($)	Aggregate Balance at Last Fiscal Year-End ($)
Michael Kneeland	—		8,799	—	80,124	(2)
William Plummer	105,416	(3)	164,467	—	1,111,015	(2)
Matthew Flannery	—		—	—	—
Dale Asplund	127,702	(3)	87,678	—	502,140	(2)
Craig Pintoff	—		—	—	—

(1)	The amount of earnings reported in this column is not included in the Summary Compensation Table for 2017 because no such earnings would be considered above-market or preferential earnings.

(2)	This amount represents Messrs. Kneeland’s, Plummer’s and Asplund’s aggregate balances under the Deferred Compensation Plan at the end of 2017. For Mr. Plummer, $87,914, $138,008, and $55,122 of this amount was previously disclosed in the “salary” column of the 2016 Summary Compensation Table, the 2015 Summary Compensation Table and the 2014 Summary Compensation Table, respectively. For Mr. Asplund, $74,398 and $23,683 of this amount was previously disclosed in the “salary” column of the 2016 Summary Compensation Table and the 2015 Summary Compensation Table, respectively.

(3)	This amount is included in the “salary” column in the Summary Compensation Table for 2017.

Benefits upon Termination of Employment

We summarize below the benefits in effect as of December 31, 2017, which the NEOs would receive upon a termination of employment.

If the employment of any of the NEOs is terminated by us without “cause” or by the executive for “good reason,” the executives would be entitled to the following benefits, subject in each case to the execution of a release of claims in favor of the Company:

●	Cash severance:

o	Mr. Kneeland would receive a severance payment equal to 450% of his annual base salary paid over a two-year period.

o	Mr. Plummer would receive a severance payment equal to 190% of his annual base salary paid over a one-year period.

o	Mr. Flannery would receive a severance payment equal to 380% of his annual base salary paid over a two-year period.

o	Mr. Asplund would receive a severance payment equal to 100% of his annual base salary paid over a one-year period.

o	Mr. Pintoff would receive a severance payment equal to 180% of his annual base salary paid over a one-year period.

o	Any unvested RSUs and options granted to all of the NEOs since 2011 would be canceled and forfeited.

o	Mr. Kneeland would receive COBRA continuation coverage for up to 18 months at no cost. Each of Messrs. Plummer, Flannery, Asplund and Pintoff would receive COBRA continuation coverage for up to one year at no cost.

If the employment of any of the NEOs is terminated due to death or disability, the executive (or his spouse or estate) would be entitled to the following benefits:

●	For time-based RSUs granted in 2015 and 2016, each of the NEOs would receive pro-rata vesting of the next tranche of time-based RSUs that would have vested based on the executive’s continued employment with the Company, based on the number of days worked in the applicable vesting period. For time-based RSUs granted in 2017, any RSUs that had not previously vested or been forfeited would immediately vest on the date of death or disability.

●	For performance-based RSUs granted in 2015 and 2016, each of the NEOs would receive a pro-rated portion of the RSUs that could have been earned for the performance period in which death or disability occurred (based on target performance), based on the number of days worked in the applicable performance period.

●	For performance-based RSUs granted in 2017: (1) Upon a termination due to death, each of the NEOs would receive all of the RSUs (based on target performance) that could have been earned for the performance period in which death occurred and (2) upon a termination due to disability, the RSUs that could have been earned for the performance period in which the disability occurred will remain outstanding and be eligible to be earned based on actual performance (assumed to be target for purposes of the table below), and all RSUs that could have been earned for any remaining performance periods would be cancelled.

●	Mr. Kneeland would receive COBRA continuation coverage for up to 18 months at no cost. Messrs. Plummer, Flannery and Pintoff would receive COBRA continuation coverage for up to one year at no cost.

Each of the NEOs is subject to non-competition and non-solicitation restrictions for a period of time following the termination of their employment equal to two years in the case of Messrs. Kneeland, Flannery and Asplund, and one year in the case of Messrs. Plummer and Pintoff.

The table below summarizes the compensation that the NEOs would have received had they been terminated as of December 31, 2017.

	Termination by the Company without cause or by the executive for good reason			Death or disability
Executive	Cash severance ($)(1)	COBRA payments ($)(2)	Total ($)	COBRA payments ($)(2)	Accelerated vesting of RSUs and stock options ($)(3)	Total ($)
Michael Kneeland	4,275,000	21,369	4,296,369	21,369	15,550,878	15,572,247
William Plummer	1,174,297	19,713	1,194,010	19,713	3,890,952	3,910,665
Matthew Flannery	2,470,080	19,713	2,489,793	19,713	3,890,952	3,910,665
Dale Asplund	550,014	14,246	564,260	14,246	2,970,565	2,984,811
Craig Pintoff	900,095	18,429	918,524	18,429	2,811,475	2,829,904

(1)	Severance would be paid in substantially equal installments over two years for Messrs. Kneeland and Flannery and over one year for Messrs. Plummer, Asplund and Pintoff.

(2)	Represents the cost of COBRA continuation coverage for 18 months for Mr. Kneeland and for 12 months for Messrs. Plummer, Flannery, Asplund and Pintoff. Mr. Asplund’s employment agreement does not specifically require the Company to provide COBRA coverage, however, the Company intends to do so.

(3)	Except as otherwise noted, amounts in this column reflect a closing price per share of the Company’s common stock of $171.91 on December 29, 2017 (the last business day of the fiscal year).

For each of Messrs. Kneeland, Plummer, Flannery, Asplund and Pintoff, “cause” generally includes, among other things, and subject to compliance with specified procedures: his willful misappropriation or destruction of our property; his conviction of a felony or other crime that materially impairs his ability to perform his duties or that causes material harm to us; his engagement in willful conduct that constitutes a breach of fiduciary duty to us and results in material harm to us; and his material failure to perform his duties; and “good reason” includes, among other things: demotion from the position set forth in the executive’s employment agreement; a decrease in compensation provided for under such agreement; a material diminution of the executive’s duties and responsibilities; or required relocation to another facility that is based more than 50 miles from Stamford, Connecticut.

The definitions summarized above vary in some respects among the NEOs’ agreements and are described in greater detail in such agreements, which have previously been filed as exhibits to our periodic reports with the SEC.

Benefits upon a Change in Control

We summarize below the benefits in effect as of December 31, 2017 that the NEOs would receive upon a change in control.

If we terminate Mr. Kneeland’s employment without “cause” or he resigns for “good reason” within 12 months following a change in control of the Company, Mr. Kneeland would receive the following benefits:

●	an amount equal to 2.99 times the sum of his annual base salary and his target incentive under the AICP, subject to reduction to the amount that would not trigger any excise tax on “parachute payments” if the reduction would result in a higher after-tax payment; and

●	COBRA continuation coverage for up to 18 months at no cost to Mr. Kneeland.

If we terminate the employment of any of the NEOs other than Mr. Kneeland without “cause” or the NEO resigns for “good reason” within 12 months following a change in control of the Company, the NEO would receive the following benefits:

●	Mr. Plummer would receive a severance payment equal to 190% of his annual base salary paid over a one-year period.

●	Mr. Flannery would receive a severance payment equal to 380% of his annual base salary paid over a two-year period.

●	Mr. Asplund would receive a severance payment equal to 100% of his annual base salary paid over a one-year period.

●	Mr. Pintoff would receive a severance payment equal to 180% of his annual base salary paid over a one-year period.

●	Each of Messrs. Plummer, Flannery, Asplund and Pintoff would receive COBRA continuation coverage for up to one year at no cost.

Pursuant to their applicable award agreements, all of the outstanding options and RSUs granted to our NEOs would become fully vested:

●	if the change in control results in the Company ceasing to be publicly traded; or

●	if the employment of the executive is terminated by the Company without “cause” or by the executive for “good reason” within 12 months following any other type of change in control.

The table below summarizes the compensation that the NEOs would have received in the event of a change in control of the Company as of December 31, 2017. Because the calculations in the table are based upon SEC disclosure rules and made as of a specific date, there can be no assurance that an actual change in control, if one were to occur, would result in the same or similar compensation being paid.

Executive	Accelerated vesting of RSUs and stock options upon a change in control that results in the Company ceasing to be publicly traded ($)(1)	Cash severance upon termination by the Company without cause or by the executive for good reason within 12 months following a change in control ($)(2)	COBRA payments upon termination by the Company without cause or by the executive for good reason within 12 months following a change in control ($)(3)	Total ($)
Michael Kneeland	31,542,391	7,101,250	21,369	38,665,010	(4)
William Plummer	7,702,771	1,174,297	19,713	8,896,781
Matthew Flannery	7,702,771	2,470,080	19,713	10,192,564
Dale Asplund	6,342,619	550,014	14,246	6,906,879
Craig Pintoff	5,105,899	900,095	18,429	6,024,423

(1)	Amounts in this column reflect a closing price per share of the Company’s common stock of $171.91 on December 29, 2017 (the last business day of the fiscal year).

(2)	Severance would be paid in a lump sum for Mr. Kneeland and would be paid in substantially equal installments over two years for Mr. Flannery and over one year for Messrs. Plummer, Asplund and Pintoff.

(3)	Represents the cost of COBRA continuation coverage for 18 months for Mr. Kneeland and for 12 months for Messrs. Plummer, Flannery, Asplund and Pintoff. Mr. Asplund’s employment agreement does not specifically require the Company to provide COBRA coverage, however, the Company intends to do so.

(4)	In the scenario illustrated in this table, the total amount payable to Mr. Kneeland would have been paid, including any amounts constituting “parachute payments” under Section 280G of the Internal Revenue Code. Under the terms of Mr. Kneeland’s employment agreement, any payments constituting “parachute payments” under Section 280G of the Internal Revenue Code would be reduced if such reduction would result in a higher net after-tax payment to Mr. Kneeland, and based on the assumptions described above, full payment (without reduction) would result in a higher net after-tax payment to Mr. Kneeland.

For purposes of the NEOs’ grants, a “change in control” generally includes a person or entity acquiring more than 50% of the total voting power of the Company’s outstanding voting securities, as well as any merger, sale or disposition by the Company of all or substantially all of its assets, or business combination involving the Company (other than a merger or business combination that leaves the voting securities of the Company outstanding immediately prior thereto continuing to represent—either by remaining outstanding or by being converted into voting securities of the surviving entity—more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination). This definition varies in some respects among the NEOs’ agreements and is described in greater detail in such agreements. In particular, earlier award agreements may contain different definitions.

CEO PAY RATIO

Set forth below is the annual total compensation of our median employee, the annual total compensation of Mr. Kneeland and the ratio of those two values:

●	The 2017 annual total compensation of the median employee of United Rentals (other than our CEO) was $77,127;

●	The 2017 annual total compensation of our CEO, Mr. Kneeland, was $12,828,962; and

●	For 2017, the estimated ratio of the annual total compensation of Mr. Kneeland to the median annual total compensation of all our employees was approximately 166:1.

To identify our median employee, we used our employee population as of December 31, 2017. We then measured compensation for this population based on taxable earnings for the period January 1, 2017—December 31, 2017 (as reported in each employee’s Form W-2 or Canadian T4 Statement of Remuneration Paid, as applicable). For Canadian employees, we converted the amounts reported in the T4 Statement of Remuneration Paid to U.S. dollars using the exchange rate published by the Bank of Canada at the close of business on December 31, 2017. We also annualized taxable earnings for those permanent full-time and part-time employees who were not employed for the full January 1, 2017— December 31, 2017 period.

After identifying our median employee (who is located in the U.S.), we calculated 2017 annual total compensation for both our median employee and Mr. Kneeland using the same methodology that we use to determine our NEOs’ annual total compensation for the Summary Compensation Table (with references made to “base salary” and “salary” in the Summary Compensation Table deemed to refer to “wages plus overtime” as the median employee is a non-salaried employee).

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION

Director Fees

Directors who are executive officers of the Company are not paid additional compensation for serving as directors.

For 2017, the Company’s non-management directors (other than its non-executive Chairman) received the following compensation (as applicable):

●	annual retainer fees of (i) $80,000 for serving as director, (ii) $30,000 for serving as Chairman of the Audit Committee, (iii) $25,000 for serving as Chairman of the Compensation Committee, (iv) $20,000 for serving as Chairman of the Nominating and Corporate Governance Committee and (v) $20,000 for serving as Chairman of the Strategy Committee;

●	annual retainer fees of (i) $15,000 for serving as a member of the Audit Committee, (ii) $12,500 for serving as a member of the Compensation Committee, (iii) $10,000 for serving as a member of the Nominating and Corporate Governance Committee and (iv) $10,000 for serving as a member of the Strategy Committee;

●	an annual equity grant of $135,059 in fully vested RSUs, generally to be settled after three years (subject to acceleration and further deferral in certain circumstances); and

●	for members of the Nominating and Corporate Governance Committee only, an additional $6,000 (which represents a $1,500 per meeting fee for four committee meetings) because the committee met more than five times during 2017.

For 2017, the Company’s non-executive chairman received total annual compensation of $500,071, with (i) $200,000 paid in cash, in arrears, quarterly, at the same time that other non-management directors receive the cash component of their pay (as described below), and (ii) $300,071 paid in fully vested RSUs, granted on the date of the Company’s annual meeting and, subject to acceleration in certain circumstances, settled three years after the date of grant. The $300,071 RSU grant includes a one-time RSU recognition award valued at approximately $40,000. This one-time recognition award was made to Ms. Britell to recognize her significant leadership efforts in Board refreshment. For any partial year, a pro-rata portion of such compensation is paid. Such compensation is in lieu of any other pay (e.g., annual retainer fees and meeting attendance fees).

The Board believes stock ownership guidelines are a key vehicle for aligning the interests of non-management directors and the Company’s stockholders and has adopted stock ownership guidelines for non-management directors. Under these guidelines, within four years after joining the Board (or May 1, 2006 in the case of existing members), each non-management member of the Board is required to hold five times the annual cash retainer in the Company’s common stock. The following shares count towards meeting these ownership guidelines: shares that are directly owned by the non-management director; shares that are beneficially owned by the non-management director, such as shares held in “street name” through a broker or shares held in trust; amounts credited to the non-management director’s deferred compensation account that are invested or deemed invested in the Company’s common stock; unvested restricted stock or RSUs that vest based on continued service; and the value of the spread (the difference between the exercise price and the full market value of the Company’s common stock) of fully vested stock options. Each of the non-management directors had satisfied the stock ownership guidelines when their holdings were measured as of December 31, 2017.

The Company also maintains a medical benefits program, comparable to that offered to its employees, in which its directors are eligible to participate at their own cost.

The Company provides directors with transportation and accommodations in connection with their travel to and from Board, committee and stockholder meetings and other travel related to their functions and duties as directors. Such transportation may include business class travel on commercial airlines.

The Company believes its compensation arrangements for non-management directors are comparable to the compensation levels for non-management directors at the majority of its peer companies and Pearl Meyer has advised that our non-management director arrangements are reasonable compared to our peers.

Deferred Compensation Plan for Directors

The Company maintains the United Rentals, Inc. Deferred Compensation Plan for Directors, under which its non-management directors may elect to defer receipt of the fees that would otherwise be payable to them. Deferred fees are credited to a book-keeping account and are deemed invested, at the director’s option, in either a money market fund or shares of the Company’s common stock. In such event, the director’s account either is credited with shares in the money market fund or RSUs equal to the deferred amount, and the account is fully vested at all times. In addition, non-management directors have the ability to elect to further defer the settlement of their vested RSUs for at least five years beyond the originally scheduled settlement date in a manner consistent with Section 409A and the applicable regulations. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the outstanding RSUs held by the Company’s non-management directors.

Director Compensation for Fiscal Year 2017

The table below summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2017.

Name(1)	Fees Earned in Cash in 2017 ($)	Stock Award(2)(3) ($)	Total ($)
Jenne K. Britell, Ph.D.	200,000	300,071	500,071
José B. Alvarez	113,411	135,059	248,470
Bobby J. Griffin	130,384(4)	135,059	265,443
Singleton B. McAllister	102,500	135,059	237,559
Gracia C. Martore	59,815(5)	135,070	194,885
Brian D. McAuley	31,315	—	31,315
John S. McKinney	35,055	—	35,055
Jason D. Papastavrou, Ph.D.	110,000	135,059	245,059
Filippo Passerini	107,500	135,059	242,559
Donald C. Roof	133,123	135,059	268,182
Shiv Singh	69,616	135,059	204,675
Keith Wimbush	36,466	—	36,466

(1)	As of December 31, 2017, Messrs. Alvarez, Passerini, and Ms. McAllister had 4,738 outstanding RSUs each; Dr. Britell had 9,495 outstanding RSUs; Dr. Papastavrou had 29,320 outstanding RSUs; Mr. Roof had 10,299 outstanding RSUs; and Mr. Singh had 1,258 outstanding RSUs. As of December 31, 2017, Mr. Griffin had 36,574 outstanding RSUs (including RSUs from deferral of cash compensation) and Ms. Martore had 1,656 outstanding RSUs (including RSUs from deferral of cash compensation). As of December 31, 2017, each of the following directors had the respective number of fully vested shares of the Company’s stock outstanding: Dr. Britell, 19,654; Mr. Alvarez, 1,194; Ms. McAllister, 10,708; Dr. Papastavrou, 3,036; and Mr. Roof, 11,340 (5,000 indirectly held through the Donald and Patricia Roof Family Limited Partnership II).

(2)	The amounts in this column represent the grant date fair value of RSU awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718) for 2017. The valuation methodology is based on the fair market value of the Company’s common stock on the grant date. For all directors except Ms. Martore, fair market value is based on the closing price per share of the Company’s common stock of $107.36 on May 4, 2017, the grant date. For Ms. Martore, fair market value is based on the closing price per share of the Company’s common stock of $108.49 on June 2, 2017, the grant date.

(3)

Each non-management director received an award of 1,258 RSUs on May 4, 2017, except for Dr. Britell, who received 2,795 RSUs as the equity component of her compensation arrangement as non-executive Chairman of the Company and Ms. Martore, who received 1,245 RSUs when she joined the Board on June 2, 2017. For purposes of determining the number of RSUs to grant to all directors except for Ms. Martore, the closing price per share of the Company’s common stock of $107.36 on May 4, 2017 was used. For purposes of determining the number of RSUs to grant to Ms. Martore, the closing price per share of the Company’s common stock of $108.49 on June 2, 2017 was used. Because we do not grant fractional RSUs, the number of RSUs granted is rounded up to the nearest whole share of common stock and, accordingly, the actual value of the RSU component of director compensation may vary slightly from year to year. All RSUs granted to non-management directors in 2017 are fully vested as of the date of grant but are not settled until the earlier of (i) May 4, 2020, (ii) the fifth business day following the director’s termination of service for any reason and (iii) the date of a change in control of the Company (subject to further deferral in certain circumstances).

(4)	Represents cash compensation earned in 2017, 50% of which was deferred under the United Rentals, Inc. Deferred Compensation Plan for Directors, resulting in the issuance of fully vested RSUs. $65,192 was paid in cash.

(5)	Represents cash compensation earned in 2017. Beginning July 1, 2017, 100% of fees were deferred under the United Rentals, Inc. Deferred Compensation Plan for Directors, resulting in the issuance of fully vested RSUs. $8,144 was paid in cash for fees earned in June 2017.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the Company’s executive compensation plans in effect as of December 31, 2017:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,273,947(1)	$27.19(1)	2,625,379(2)

(1)	Consists of awards issued under the Second Amended and Restated 2010 Long Term Incentive Plan and the 2001 Comprehensive Stock Plan. This amount includes 755,824 restricted stock units and 518,123 options. The weighted-average exercise price information in column (b) does not include the restricted stock units.

(2)	Consists of shares available under the Second Amended and Restated 2010 Long Term Incentive Plan, which are available for future awards of stock options, stock appreciation rights, shares of restricted stock, restricted stock units and performance awards as determined by the Committee in its discretion. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares. The number of shares available may increase or decrease depending on actual performance and the number of performance-based RSUs earned.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, to the best of the Company’s knowledge and belief, certain information regarding the beneficial ownership of the Company’s common stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock (ii) each director and certain named executive officers of the Company, and (iii) all of the Company’s current directors and executive officers as a group.

Security Ownership of Certain Beneficial Owners

The following sets forth certain information concerning each person known to the Company who may be considered a beneficial owner of more than 5% of the Company’s outstanding common stock as of March 15, 2018.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.	6,041,996(1)	7.1	%(1)
State Street Corporation and certain affiliates	5,861,028(2)	6.94	%(2)
The Vanguard Group	9,432,840(3)	11.15	%(3)

(1)	Derived from a Schedule 13G/A filed with the SEC on January 23, 2018, by BlackRock, Inc. with respect to holdings as of December 31, 2017. According to the Schedule 13G/A, BlackRock, Inc. is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. BlackRock, Inc. is the beneficial owner of 6,041,996 shares, of which it has sole power to vote or direct the vote of 5,305,399 shares and the sole power to dispose or to direct the disposition of 6,041,996 shares. BlackRock, Inc.’s address is 55 East 52nd Street, New York, New York 10055.

(2)	Derived from a Schedule 13G filed with the SEC on February 13, 2018, by State Street Corporation with respect to holdings as of December 31, 2017. According to the Schedule 13G, State Street Corporation is a parent holding company or a control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. State Street Corporation is the beneficial owner of 5,861,028 shares, of which it has shared power to vote or direct the vote of 5,861,028 shares and shared power to dispose or to direct the disposition of 5,861,028 shares. State Street Corporation’s address is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(3)	Derived from a Schedule 13G/A filed with the SEC on February 9, 2018, by The Vanguard Group with respect to holdings as of December 31, 2017. According to the Schedule 13G/A, The Vanguard Group is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act. Vanguard Group, Inc. is the beneficial owner of 9,432,840 shares, of which it has sole power to vote or direct the vote of 120,761 shares, shared power to vote or direct the vote of 15,812 shares, sole power to dispose or to direct the disposition of 9,301,139 shares and shared power to dispose or to direct the disposition of 131,701 shares. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Security Ownership by Management

Direct and indirect ownership of common stock by each of the directors, each of the named executive officers and by all current executive officers and directors as a group is set forth in the following table as of March 15, 2018, except where noted, together with the percentage of total shares outstanding at such time represented by such ownership. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(2)
Michael J. Kneeland	421,375(3)	*
William B. Plummer	205,643(4)	*
Matthew J. Flannery	18,108(5)	*
Dale A. Asplund	1,877(6)	*
Craig A. Pintoff	6,006(7)	*
Jenne K. Britell	26,409(8)	*
José B. Alvarez	6,732(9)	*
Bobby J. Griffin	36,574(10)	*
Gracia C. Martore	1,656(11)	*
Singleton B. McAllister	15,446(12)	*
Jason D. Papastavrou	32,356(13)	*
Filippo Passerini	4,738(14)	*
Donald C. Roof	21,639(15)	*
Shiv Singh	1,258(16)	*
All current executive officers and directors as a group (16 persons)	825,995(17)	1.0%

*	Less than 1%

(1)	The address of each executive officer and director is c/o United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

(2)	Unless otherwise indicated, each person or group of persons named above has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares, which, as of a given date, such person or group has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security, which such person or group has the right to acquire within 60 days after such date, is deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)	Consists of 209,014 outstanding shares, 203,363 shares issuable upon the exercise of currently exercisable stock options and 8,998 shares held in a retirement account.

(4)	Consists of 34,819 outstanding shares and 170,824 shares issuable upon the exercise of currently exercisable stock options.

(5)	Consists of 18,108 outstanding shares.

(6)	Consists of 1,877 outstanding shares.

(7)	Consists of 6,006 outstanding shares.

(8)	Consists of 16,914 outstanding shares and 9,495 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 2,604 RSUs is deferred until May 2018, settlement of 4,096 RSUs is deferred until May 2019 and settlement of 2,795 RSUs is deferred until May 4, 2020, subject to acceleration under certain conditions).

(9)	Consists of 1,994 outstanding shares and 4,738 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,353 RSUs is deferred until May 2018, settlement of 2,127 RSUs is deferred until May 2019 and settlement of 1,258 RSUs is deferred until May 2020, subject to acceleration under certain conditions).

(10)	Consists of 26,546 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 4,458 RSUs is deferred until May 2018, settlement of 5,076 RSUs is deferred until May 2019, settlement of 1,258 RSUs is deferred until May 2020, settlement of 3,841 RSUs is deferred until June 2020, settlement of 1,720 RSUs is deferred until May 2021, settlement of 1,340 RSUs is deferred until May 2022, settlement of 7,500 RSUs is deferred until June 2022 and settlement of 1,353 RSUs is deferred until May 2023, subject to acceleration under certain conditions) and 10,028 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Mr. Griffin’s service as a director.

(11)	Consists of 1,245 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement is deferred until June 2020, subject to acceleration under certain conditions) and 411 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Ms. Martore’s service as a director.

(12)	Consists of 10,708 outstanding shares and 4,738 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,353 RSUs is deferred until May 2018, settlement of 2,127 RSUs is deferred until May 2019 and settlement of 1,258 RSUs is deferred until May 2020, subject to acceleration under certain conditions, including separation from service as director, which is expected to occur in May 2018 for Ms. McAllister).

(13)	Consists of 3,036 outstanding shares and 29,320 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 2,127 RSUs is deferred until May 2019, settlement of 1,258 RSUs is deferred until May 2020, settlement of 3,841 RSUs is deferred until June 2020, settlement of 1,720 RSUs is deferred until May 2021, settlement of 4,289 RSUs is deferred until May 2022 and settlement of 16,085 RSUs is deferred until May 2023, subject to acceleration under certain conditions).

(14)	Consists of 4,738 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,353 RSUs is deferred until May 2018, settlement of 2,127 RSUs is deferred until May 2019 and settlement of 1,258 RSUs is deferred until May 2020, subject to acceleration under certain conditions).

(15)	Consists of 6,340 outstanding shares, 10,299 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 2,127 RSUs is deferred until May 2019, settlement of 1,258 RSUs is deferred until May 2020, settlement of 3,841 RSUs is deferred until June 2020, settlement of 1,720 RSUs is deferred until May 2021 and settlement of 1,353 RSUs is deferred until May 2023, subject to acceleration under certain conditions) and 5,000 shares held indirectly through the Donald and Patricia Roof Family Limited Partnership II.

(16)	Consists of 1,258 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement is deferred until June 2020, subject to acceleration under certain conditions).

(17)	Consists of 334,994 outstanding shares, 374,187 shares issuable upon the exercise of currently exercisable stock options, 102,816 shares issuable upon settlement of RSUs or Phantom Stock Units that have vested (but with respect to which settlement is deferred) or will vest within 60 days, 5,000 shares held indirectly through a limited partnership, and 8,998 shares held through a retirement plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board has adopted a written policy for the review and approval of any “related party transaction,” which is defined under the policy as any relationship, arrangement, transaction or series of similar transactions between the Company and one of our executive officers, directors, director nominees (or their respective immediate family members), 5% stockholders or an entity in which any of the foregoing has a direct or indirect material interest, including transactions requiring disclosure under Item 404(a) of Regulation S-K under the Exchange Act, other than the following:

●	transactions available to all employees generally;

●	transactions where the related party’s interest arises solely from the ownership of our securities and all holders of the securities receive the same benefit on a pro-rata basis, unless, in the case of securities other than our common stock, related parties participating in the transaction in the aggregate own more than 25% of the outstanding shares or principal amount of the securities;

●	transactions involving (or reasonably expected to involve) less than $120,000 in any 12-month period when aggregated;

●	transactions involving director or executive officer retention, services, benefits or compensation approved or recommended by the Compensation Committee or approved by the Board; or

●	transactions between the Company and another entity in which (i) the related party is an immediate family member of a director or executive officer of the Company and his or her only relationship with the other entity is as an employee (other than an executive officer) and/or less than 3% beneficial owner of the entity, and (ii) the aggregate amount involved does not exceed 5% of the other entity’s annual revenues.

Any proposed related party transaction will be reviewed and, if deemed appropriate, approved by the Audit Committee. When practicable, the review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, if deemed appropriate, ratify the transaction. In either case, the Audit Committee will take into account, among other factors deemed appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has also delegated to the Chairman of the Audit Committee the authority to approve or ratify related party transactions in which the aggregate amount involved is reasonably expected to be less than $1 million, subject to reporting at the next Audit Committee meeting any such approval or ratification.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to a written charter, which complies with the corporate governance standards of the NYSE. The Audit Committee reviews and reassesses its charter annually, and recommends any proposed changes to the full Board for approval. The Audit Committee charter was most recently revised in December 2017. A copy of the current charter is available on our website at http://www.unitedrentals.com (go to “Company” tab g “Investor Relations” g “Corporate Governance”).

Pursuant to its charter, the Audit Committee assists the Board in monitoring, among other things, the integrity of the Company’s financial statements and the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee is also responsible for approving compensation arrangements with the Company’s independent registered public accounting firm. In conjunction with the mandated rotation of Ernst & Young LLP’s (“EY”) lead engagement partner, the Audit Committee and the Chairman of the Audit Committee are directly involved in the rotation of the audit partners and selecting EY’s new lead engagement partner.

Management is responsible for the Company’s financial reporting process, the system of internal controls, including internal controls over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, EY, is responsible for the integrated audit of the consolidated financial statements and internal controls over financial reporting.

In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and EY the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2017.

The Audit Committee has also discussed and reviewed with EY all communications required under the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by EY with the Audit Committee under PCAOB standards.

In addition, EY provided to the Audit Committee a formal written statement describing all relationships between EY and the Company that might bear on EY’s independence as required by the applicable requirements of the PCAOB regarding an independent registered public accounting firm’s communications with the audit committee concerning independence. The Audit Committee reviewed and discussed with EY any relationships that may impact EY’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company, and satisfied itself as to EY’s objectivity and independence.

The Audit Committee also has discussed and reviewed with the Company’s vice president—internal audit (“VP-IA”) and EY, with and without management present, the Company’s work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting. In connection therewith, the Audit Committee also discussed with the VP-IA, with and without other members of management present, management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2017. The Audit Committee also discussed EY’s audit report on internal controls over financial reporting as of December 31, 2017 with management and EY.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2017 be included in the Company’s annual report on Form 10-K for such fiscal year for filing with the SEC.

THE AUDIT COMMITTEE

Jason D. Papastavrou, Chairman
Bobby J. Griffin
Filippo Passerini
Donald C. Roof
Shiv Singh

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF PUBLIC ACCOUNTING FIRM

General

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm retained to audit our financial statements. The Audit Committee has re-appointed EY as independent registered public accounting firm to audit the financial statements and the internal controls over financial reporting of the Company for 2018, subject to ratification by stockholders. EY has served as the Company’s independent registered public accounting firm since the Company was formed in 1997. In order to ensure continuing auditor independence, the Audit Committee annually evaluates the performance of the current independent registered public accounting firm, and determines whether to reengage or consider other firms. Based on its evaluation, the members of the Audit Committee believe that retaining EY to serve as independent registered public accounting firm for the fiscal year ended December 31, 2018 is in the best interest of the Company and its stockholders.

In the event that our stockholders fail to ratify this appointment, or an engagement letter is not finalized, another independent registered public accounting firm will be appointed by the Audit Committee. Even if this appointment is ratified, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

A representative of EY is expected to be present at the 2018 annual meeting with an opportunity to make a statement if he or she so desires and will be available to respond to questions.

Information Concerning Fees Paid to Our Independent Registered Public Accounting Firm

The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of EY. The following table sets forth the fees for professional services provided by EY for fiscal years 2017 and 2016.

	2017	2016
Audit Fees	$4,155,000	$3,180,000
Audit-Related Fees	$52,000	$62,000
Tax Fees	$274,000	$10,000
All Other Fees	$3,000	$2,015

Total	$4,484,000	$3,254,015

Audit Fees.    Audit fees consist of fees associated with the integrated audit of our annual financial statements and internal controls over financial reporting, review of our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. The increase in fees over 2016 was primarily related to services performed in connection with our acquisitions of NES and Neff and services performed in connection with our review of the new revenue recognition and lease accounting standards.

Audit-Related Fees.    Audit-related fees consist of fees for services, other than the services described under “Audit Fees,” primarily related to audits of the Company’s employee benefit plans.

Tax Fees.    Tax fees consist of fees for services rendered for tax compliance, tax advice, tax planning and tax audit assistance. The increase in fees over 2016 was primarily related to services performed in connection with our acquisition of NES.

All Other Fees.    All other fees consist of fees for services other than the services described in the above three categories, principally comprised of support services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The charter of the Audit Committee requires that the committee pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and Rule 2-01 of Regulation S-X thereunder. The Audit Committee pre-approved 100% of the auditing services and permitted non-audit services rendered by EY in fiscal years 2017 and 2016.

The Audit Committee’s policy is to either pre-approve specific services or specific categories of services. In each case, a fee budget is approved for the service or category, as the case may be, and such budget may not be exceeded without further approval by the Audit Committee. When a category of service is pre-approved, sufficient details must be provided to enable the members of the Audit Committee to understand the nature of the services being approved. In addition, the categories must be sufficiently narrow that management will not later be placed in the position of deciding the scope of the services that have been pre-approved.

The Audit Committee may delegate its pre-approval authority to a subcommittee consisting of one or more members of the Audit Committee; provided that any pre-approval by an individual member is required to be reported to the full committee for its review at its next scheduled meeting. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee.

Policy on Hiring Current or Former Employees of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy regarding the hiring of current or former employees of the Company’s independent registered public accounting firm. Pursuant to this policy, the Company generally will not hire or permit to serve on the Board any person who is concurrently a partner, principal, shareholder or professional employee of its independent registered public accounting firm or, in certain cases, an immediate family member of such a person. In addition, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent registered public accounting firm in a financial reporting oversight role if he or she was a member of the audit engagement team who provided more than ten hours of audit, review or attest services for the Company without waiting for a required two-year “cooling-off” period to elapse. Further, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent registered public accounting firm in an accounting role or a financial oversight role if he or she remains in a position to influence the independent registered public accounting firm’s operations or financial policies, has capital balances in the independent registered public accounting firm or maintains certain other financial arrangements with the independent registered public accounting firm.

This policy is subject to certain limited exceptions, such as with respect to individuals employed by the Company as a result of a business combination between an entity that is also an audit client of the independent registered public accounting firm and individuals employed by the Company in an emergency or other unusual circumstance, provided that the Audit Committee determines that the relationship is in the best interest of the Company’s stockholders.

Voting

Ratification of the appointment of EY as independent registered public accounting firm to audit the financial statements of the Company for 2018 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against such ratification, whereas shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

The Board unanimously recommends a vote FOR the ratification of the appointment of EY as independent registered public accounting firm of the Company (designated as Proposal 2).

PROPOSAL 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As required by Exchange Act rules, we are holding an advisory vote to give stockholders the opportunity to express their views on the compensation of our named executive officers (“NEOs”). At our 2017 annual meeting, our stockholders voted (on a non-binding basis) in favor of holding an advisory vote on executive compensation every year, consistent with the recommendation of our Board. After consideration of these results, we have decided to hold future advisory votes on executive compensation each year until the next advisory vote on frequency occurs. Under this policy, the next advisory vote to approve executive compensation is being held this year.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the executive compensation philosophy, policies and programs described in this Proxy Statement. This proposal is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. We ask that you support the compensation of our NEOs as disclosed under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narrative disclosure.

We seek to align executive compensation with the achievement of the Company’s business objectives and to attract, reward and retain talented executive officers. The Board believes the Company’s compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and incentivizing the NEOs to create value for our stockholders. A substantial percentage of our compensation is performance-based compensation, including performance-based securities that are directly linked to, and vest based on, the Company’s financial performance metrics.

Financial performance and stockholder return. The Company delivered a record year in 2017:

●	Net income was $1.346 billion, compared with $566 million in 2016(1);

●	Adjusted EBITDA(2) was $3.164 billion at a margin of 47.6%, compared with $2.759 billion at a margin of 47.9% in 2016; and

●	Return on Invested Capital (ROIC)(3) was 8.8% for 2017, compared to 8.3% for 2016.

Additionally, the Company’s closing stock price increased significantly, from $105.58 on December 30, 2016 to $181.11 on January 31, 2018, which was one week after the Company released its 2017 earnings, representing a total stockholder return of 71.5%.

Best practices and strong governance standards. Our compensation program includes the best practices and governance features discussed below:

●	Each of Messrs. Kneeland, Plummer, Flannery and Pintoff’s employment agreements include clawback provisions that generally require reimbursement of amounts paid in the event the Company’s financial results subsequently become subject to certain “mandatory restatements” that would have led to a lower payment or in the event of “injurious conduct” by the NEO;

●	Our compensation program does not provide for special perquisites for our NEOs, aircraft usage or tax gross-ups (except in the case of corporate relocations);

(1)	Net income for 2017 included an estimated $689 million associated with the enactment of the Tax Cuts and Jobs Act, primarily due to a one-time net deferred tax liability revaluation based on a U.S. federal tax rate of 21 percent, which was partially offset by the impact of a one-time transition tax on unremitted foreign earnings and profits.
(2)	Adjusted EBITDA is a non-GAAP financial measure. For the definition and reconciliations to the most comparable GAAP measures, see page 24 of the Company’s Form 10-K.
(3)	Return on Invested Capital (ROIC) is a non-GAAP financial measure that is calculated by dividing after-tax operating income for the trailing 12 months by average stockholders’ equity (deficit), debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the federal statutory rate of 35% in effect through 2017 was used to calculate after-tax operating income.

●	We maintain stock ownership guidelines for our NEOs. Until the applicable guideline level of ownership is met, the officers are required to retain 50% of the net shares of the Company’s common stock received upon the exercise, vesting or payment of equity-based awards. Each of our NEOs had satisfied such guidelines when their holdings were measured as of December 31, 2017; and

●	We prohibit transactions designed to limit or eliminate economic risks to our NEOs from owning the Company’s common stock, such as transactions involving options, puts, calls or other derivative securities tied to the Company’s common stock. In 2016, we amended our insider trading policy to prohibit the pledging of Company stock, including holding Company stock in a brokerage account that has been margined, by directors, officers, employees and consultants of the Company and its subsidiaries.

Strong stockholder support. Every year since the initial vote in 2011, our stockholders have supported the Company’s executive compensation program by voting overwhelmingly in favor of the say-on-pay proposals approving the compensation paid to the NEOs. Last year, over 93% of the stockholders who voted on the “say-on-pay” proposal supported the compensation of our NEOs.

You are encouraged to read the information detailed under “Executive Compensation” beginning on page 36 of this Proxy Statement, for additional details about our executive compensation programs.

The Board strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion.”

The Board unanimously recommends a vote FOR the approval of the compensation paid to our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (designated as Proposal 3).

PROPOSAL 4

STOCKHOLDER PROPOSAL ON SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT

A stockholder has advised the Company that he plans to present the following proposal at the annual meeting. In accordance with SEC rules, the stockholder proposal is presented below as submitted by the stockholder. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement. The name and address of, and the number of shares owned by, such stockholder will be provided upon request to the Secretary of the Company.

FOR THE REASONS STATED IN THE BOARD’S RESPONSE, WHICH FOLLOWS THE STOCKHOLDER PROPOSAL, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

Stockholder Proposal

Proposal 4 – Shareholder Right to Act by Written Consent

Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67% support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent. This proposal topic, sponsored by a Chevedden proponent, received 62% support at the 2016 BorgWamer (BWA) annual meeting.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. More than 100 Fortune 500 companies provide for shareholders to call special meetings and to act by written consent.

This proposal could receive more than 51% support at our 2018 annual meeting. Although URI provides for 25% of shares to call a special meeting, a 2017 URI shareholder proposal received 51% support for a more shareholder-friendly version for 10% of shares to be able to call a special meeting.

Please vote for a best practice in corporate governance:

Shareholder Right to Act by Written Consent – Proposal 4

Board Response to the Stockholder Proposal

The Board recommends a vote “AGAINST” the Stockholder Special Meeting Proposal for the following reasons:

●	Without proper procedural protections, stockholder action by written consent (as described in the Stockholder Proposal) can deprive stockholders of information, a voice and a vote on the matter approved in the written consent;

●	Stockholder meetings are a better method to present important matters for consideration by stockholders, and the Company’s stockholders may effect change by calling a special meeting to raise matters for the review and approval of all stockholders; and

●	The Company’s existing corporate governance policies and practices provide stockholders with meaningful access to the Board and significant rights and protections.

No Procedural Protections

The Board has carefully considered the Stockholder Proposal and believes that the adoption of the Stockholder Proposal is not in the best interest of all of the Company’s stockholders. Action by written consent can result in certain stockholders being denied the opportunity to voice their views, vote on an action or receive information regarding the matter approved by written consent until after the action has been taken.

The Stockholder Proposal does not require notice or any information to be provided to stockholders prior to the written consent becoming effective, such as a description of the proposed action or the reasons for the proposed action. The Stockholder Proposal would make it possible for the holders of a bare majority of shares of the Company’s outstanding common stock to take significant corporate action without any prior notice to the Company or the other Company stockholders and without affording all of the Company’s stockholders with an opportunity to consider, discuss and vote on stockholder actions that may have important ramifications for the Company and its stockholders. This approach would effectively disenfranchise all of those stockholders who do not have (or are not given) the opportunity to participate in the written consent.

In addition, the action by written consent process could also result in duplicative or contradictory written consents being circulated at the same time, creating substantial confusion and disruption among stockholders, as well as divert the attention of the Board, senior management and other employees from overseeing and operating the Company’s business in the best interest of all stockholders.

The Board believes that the action by written consent process is more appropriate for a closely-held corporation with a small number of stockholders, and not for a widely-held public company such as the Company.

Stockholder Meetings Better Protect Rights of All Stockholder

The Board strongly believes that stockholder democracy can best be assured by stockholder action being taken at an appropriately called annual or special meeting of stockholders. Currently, the Company’s Certificate of Incorporation and By-Laws provide that stockholders holding 25% or more of the Company’s outstanding common stock may call a special meeting. This is less than the percentage of stockholders that would be necessary to act by written consent under the Stockholder Proposal. Thus, stockholders proposing to act by written consent may propose any proper matter for a vote either through a special meeting or at our annual meeting. The Company’s stockholders already have the ability to raise important matters outside of the annual meeting cycle.

The Board believes that action at a stockholder meeting (whether the annual meeting or special meeting) is a fairer process than the action by written consent process as it provides all stockholders with notice of the meeting and an opportunity to consider and discuss the proposed actions and vote their shares. Meetings are held at a time, date and venue that are publicly announced well in advance, and all stockholders receive prior notice of the meeting and are invited to attend the meeting and express their views and cast their votes. The meeting provides stockholders with a forum for open discussion and consideration of the proposed stockholder action so that all points of view may be considered prior to a vote. Accurate and complete information about the proposed stockholder action is widely distributed in the proxy statement before the meeting, which promotes a well-informed discussion on the merits of the proposed action. The Board is also afforded a meaningful opportunity to consider the merits of the proposed action, to consider alternative courses of action and to communicate its views to the Company’s stockholders.

Stockholders Have Rights and Protections that Reduce the Need for Written Consent Rights

The Board believes that the adoption of the Stockholder Proposal is unnecessary in the context of the Company’s strong corporate governance which already provides transparency and accountability of the Board to all of the Company’s stockholders and demonstrates that the Company is responsive to stockholder concerns:

●	Annual Election of Board of Directors: All of our directors are elected annually by the stockholders, and the holders of at least a majority of the Company’s outstanding common stock can remove directors with or without cause.

●	Majority Voting Standard: The Company has a majority voting standard for the election of directors in uncontested elections. In addition, at the Company’s 2017 annual meeting, the Company’s stockholders approved the removal of supermajority voting requirements in the Company’s Certificate of Incorporation and By-Laws, so the Company’s stockholders may amend the Certificate of Incorporation or By-Laws by a majority vote.

●	Stockholder Right to Call Special Meeting: As stated above, at the Company’s 2017 annual meeting, the Company’s stockholders approved the Company’s proposal to provide holders of 25 percent of the outstanding common stock with the right to call a special meeting of stockholders.

●	Proxy Access: The Company’s By-Laws allow eligible stockholders to include their own nominees for directors in the Company’s proxy materials along with the Board-nominated candidates.

Following the Company’s 2017 annual meeting, the Company conducted its 2017 Stockholder Outreach Program by which it engaged with the Company’s top 25 stockholders on a broad variety of corporate governance issues, including the stockholders’ right to call a special meeting of stockholders. During the 2017 Stockholder Outreach Program, no stockholder requested that the Company permit stockholders the right to act by written consent.

For the reasons stated above, the Board believes that the Company’s stockholders have significant access to the Board and rights and protections that reduce the need to be able to act by written consent.

Summary

The Board has consistently demonstrated its willingness to listen to and constructively respond to stockholder concerns. As a result, the Board believes that a proposal that seeks to remove the Board and certain stockholders from the process of considering important corporate matters is not in the best interests of all stockholders, and is unnecessary, given the ability of stockholders to call special meetings and the Company’s strong corporate governance practices and policies.

Accordingly, the Board recommends a vote AGAINST this proposal.

OTHER MATTERS

Other Matters to be Presented at the 2018 Annual Meeting

As of the date of this Proxy Statement, the Board does not know of, or have reason to expect that there will be, any matter to be presented for action at the annual meeting other than the proposals described herein. If any other matters not described herein should properly come before the annual meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board’s recommendations.

Availability of Annual Report on Form 10-K and Proxy Statement

Upon the written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC, including financial statements and financial statement schedules, but excluding exhibits. Such requests should be mailed to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary.

We will only deliver one Notice to multiple stockholders of record sharing an address. Stockholders of record sharing an address who wish to receive separate copies of the Notice, or separate paper copies of the proxy statement and annual report to stockholders, or who wish to begin receiving a single paper copy of such materials, may make such request by following the instructions contained in the Notice and as follows:

●	if you are a stockholder of record, by writing to our transfer agent, American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219 or by calling 1-800-937-5449; or

●	if you are a beneficial owner, by contacting your bank, broker or other nominee or fiduciary to make such request.

Stockholders of record sharing an address who elect to receive a single paper copy of the proxy statement and annual report will continue to receive separate proxy cards, to the extent applicable.

If you would like to receive future stockholder communications via the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com and click on “Shareholders/Account Access” to enroll. Please enter your account number and tax identification number to log in, then select “Receive Company Mailings via E-Mail” and provide your e-mail address.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by SEC rules) shall not constitute soliciting materials and should not be deemed filed or so incorporated, except to the extent the Company specifically incorporates such report in such filing.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board, the executive officers and persons who hold more than ten percent of the outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based upon a review of (i) the copies of Section 16(a) reports that we have received from such persons or entities for transactions in our common stock and their common stock holdings for the fiscal year ended December 31, 2017 and (ii) the representations received from one or more of such persons or entities that no annual Form 5 reports were required to be filed by them for the fiscal year ended December 31, 2017, we believe all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and beneficial owners of more than ten percent of our common stock.

Submission of Stockholder Proposals for the 2019 Annual Meeting

Stockholder Proposals for the 2019 Annual Meeting (Exchange Act Rule 14a-8)

Rule 14a-8 under the Exchange Act permits stockholders to submit proposals for inclusion in our proxy statement if the stockholders and the proposals meet certain requirements specified in that rule. A stockholder proposal submitted according to this rule for business to be brought before the 2019 annual meeting will be acted upon only in the following circumstances:

●	When to send these proposals. Any stockholder proposal submitted in accordance with Rule 14a-8 under the Exchange Act must be received by our corporate secretary on or before November 27, 2018.

●	Where to send these proposals. Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary.

●	What to include. Proposals must conform to and include the information required by Rule 14a-8 under the Exchange Act. In addition, the stockholder proponent must appear in person at the 2019 annual meeting or send a qualified representative to present such proposal.

Stockholder Nominees for Inclusion in the 2019 Proxy Statement (Proxy Access)

Article III, Section 3.10 of our By-Laws permits a stockholder or group of stockholders (up to 20) who have owned at least three percent (3%) of the Company’s common stock for at least three (3) years to submit director nominees (up to the greater of two (2) nominees or twenty percent (20%) of the total number of directors of the Company) for inclusion in our proxy statement if the nominating stockholder(s) satisfies the requirements specified in our By-Laws. Notice of director nominees submitted pursuant to our proxy access by-law must be submitted to the Secretary at the principal executive office of the Company no earlier than 150 calendar days and no later than 120 calendar days before the first anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of stockholders. Additional information about the proxy access requirements can be found in our By-Laws.

●	When to send these proposals. Notice of director nominees submitted pursuant to our proxy access by-law must be received by our corporate secretary on or after October 22, 2018 but on or before November 21, 2018 (unless the 2019 annual meeting is not scheduled to be held within the period between April 4, 2019 and June 3, 2019, in which case our By-Laws prescribe an alternate deadline).

●	Where to send these proposals. Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary.

●	What to include. Proposals must conform to and include the information required by Rule 14a-8 under the Exchange Act. In addition, the stockholder proponent must appear in person at the 2019 annual meeting or send a qualified representative to present such proposal.

Other Stockholder Proposals or Nominees for Presentation at the 2019 Annual Meeting (Advance Notice)

Article II, Section 2.07 of our By-Laws requires that any stockholder proposal, including director nominations, that is not to be included in next year’s proxy statement (either under Exchange Act Rule 14a-8 or our proxy access By-Laws), but is instead sought to be presented directly at the 2019 annual meeting, must be delivered to, or mailed and received by, the Secretary at the principal executive office of the Company not less than 90 days and not more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Additional information about the advance notice requirements can be found in our By-Laws.

●	When to send these proposals. Proposals and nominations submitted pursuant to our advance notice By-Laws must be received by our corporate secretary on or after January 4, 2019 but on or before February 3, 2019 (unless the 2019 annual meeting is not scheduled to be held within the period between April 4, 2019 and June 3, 2019, in which case our By-Laws prescribe an alternate deadline).

●	Where to send these proposals. Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary. You should use first class, certified mail in order to ensure the receipt of your recommendation.

●	What to include. Proposals and nominations must include the information required by our advance notice By-Laws.

The N&CG Committee will evaluate recommendations from security holders in the same manner that it evaluates recommendations from other sources. You should note that the foregoing process relates only to bringing potential candidates to the attention of the N&CG Committee. Following this process will not give you the right to directly propose a nominee at any meeting of stockholders.

☐                  ⬛

UNITED RENTALS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Michael J. Kneeland, William B. Plummer, Joli L. Gross or any of them, with full power of substitution, proxies to represent and to vote at the annual meeting of stockholders of United Rentals, Inc. (the “Company”) to be held on May 9, 2018 at 9:00 a.m., Eastern time, at the Lotte New York Palace Hotel, 455 Madison Avenue, New York, New York and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting.

(Continued and to be signed and dated on the reverse side)

⬛ 1.1	14475 ⬛

ANNUAL MEETING OF STOCKHOLDERS OF

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

May 9, 2018

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on Wednesday, May 9, 2018:

The Notice of and Proxy Statement for the 2018 Annual Meeting of Stockholders

and the Company’s 2017 Annual Report to Stockholders are available electronically at

https://materials.proxyvote.com/911363.

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i   Please detach along perforated line and mail in the envelope provided.  i

∎

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE,

“FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND “AGAINST” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors
	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
José B. Alvarez	☐	☐	☐	2.	Ratification of Appointment of Public Accounting Firm	☐	☐	☐
Jenne K. Britell	☐	☐	☐	3.	Advisory Approval of Executive Compensation	☐	☐	☐
Marc A. Bruno	☐	☐	☐	4.	Stockholder Proposal on Shareholder Right to Act by Written Consent	☐	☐	☐
Bobby J. Griffin	☐	☐	☐
Terri L. Kelly	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND “AGAINST” PROPOSAL 4.

Michael J. Kneeland	☐	☐	☐
Gracia C. Martore	☐	☐	☐
Jason D. Papastavrou	☐	☐	☐
Filippo Passerini	☐	☐	☐
Donald C. Roof	☐	☐	☐

Shiv Singh	☐	☐	☐

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.astfinancial.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

⬛

ANNUAL MEETING OF STOCKHOLDERS OF

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

May 9, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

COMPANY NUMBER

ACCOUNT NUMBER

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on Wednesday, May 9, 2018:    The Notice of and Proxy Statement for the 2018 Annual Meeting of Stockholders and the Company’s 2017 Annual Report to Stockholders are available electronically at https://materials.proxyvote.com/911363.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

∎

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE,
“FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND “AGAINST” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors
	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
José B. Alvarez	☐	☐	☐	2.	Ratification of Appointment of Public Accounting Firm	☐	☐	☐
Jenne K. Britell	☐	☐	☐	3.	Advisory Approval of Executive Compensation	☐	☐	☐
Marc A. Bruno	☐	☐	☐	4.	Stockholder Proposal on Shareholder Right to Act by Written Consent	☐	☐	☐
Bobby J. Griffin	☐	☐	☐
Terri L. Kelly	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND “AGAINST” PROPOSAL 4.

Michael J. Kneeland	☐	☐	☐
Gracia C. Martore	☐	☐	☐
Jason D. Papastavrou	☐	☐	☐
Filippo Passerini	☐	☐	☐
Donald C. Roof	☐	☐	☐

Shiv Singh	☐	☐	☐

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.astfinancial.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

⬛